Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

SCIENTIFIC GAMES INTERNATIONAL, INC.,
as the Borrower,

SCIENTIFIC GAMES CORPORATION (doing business as Light & Wonder),

as Holdings,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, an Issuing Lender and Swingline Lender,

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

BNP PARIBAS SECURITIES CORP.,

DEUTSCHE BANK SECURITIES INC.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

BARCLAYS BANK PLC,

CITIZENS BANK, N.A.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

ROYAL BANK OF CANADA,

TRUIST SECURITIES, INC.

and

MACQUARIE CAPITAL (USA) INC.

as Joint Lead Arrangers and Joint Bookrunners,

Dated as of April 14, 2022,

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	58
1.3	Pro Forma Calculations	60
1.4	Exchange Rates; Currency Equivalents	61
1.5	Letter of Credit Amounts	62
1.6	Covenants	62
1.7	Interest Rates; Benchmark Notification	62
1.8	Divisions	63

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	63

2.1	Term Commitments	63
2.2	Procedure for Initial Term Loan Borrowing	63
2.3	Repayment of Term Loans	63
2.4	Revolving Commitments	64
2.5	Procedure for Revolving Loan Borrowing	64
2.6	Swingline Loans	65
2.7	Defaulting Lenders	67
2.8	Repayment of Loans	68
2.9	Commitment Fees, etc.	68
2.10	Termination or Reduction of Commitments	69
2.11	Optional Prepayments	69
2.12	Mandatory Prepayments	70
2.13	Conversion and Continuation Options	72
2.14	Minimum Amounts and Maximum Number of Borrowings	73
2.15	Interest Rates and Payment Dates	73
2.16	Computation of Interest and Fees	74
2.17	Inability to Determine Interest Rate	74
2.18	Pro Rata Treatment and Payments	78
2.19	Requirements of Law	80
2.20	Taxes	81
2.21	Indemnity	84
2.22	Illegality	84
2.23	Change of Lending Office	85
2.24	Replacement of Lenders	85
2.25	Incremental Loans	86
2.26	Extension of Term Loans and Revolving Commitments	89
2.27	Additional Alternative Currencies	91

SECTION 3.	LETTERS OF CREDIT	92

3.1	L/C Commitment	92
3.2	Procedure for Issuance of Letter of Credit	92
3.3	Fees and Other Charges	93
3.4	L/C Participations	94

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Page

3.5	Reimbursement Obligation of the Borrower	95
3.6	Obligations Absolute	96
3.7	Role of the Issuing Lender	97
3.8	Letter of Credit Payments	97
3.9	Applications	97
3.10	Applicability of ISP and UCP	97

SECTION 4.	REPRESENTATIONS AND WARRANTIES	98

4.1	Financial Condition	98
4.2	No Change	98
4.3	Existence; Compliance with Law	98
4.4	Corporate Power; Authorization; Enforceable Obligations	98
4.5	No Legal Bar	99
4.6	No Material Litigation	99
4.7	[Reserved.]	99
4.8	Ownership of Property; Liens	99
4.9	Intellectual Property	100
4.10	Taxes	100
4.11	Federal Regulations	100
4.12	ERISA	100
4.13	Investment Company Act	101
4.14	Subsidiaries	101
4.15	Environmental Matters	101
4.16	Accuracy of Information, etc.	101
4.17	Security Documents	101
4.18	Solvency	102
4.19	Anti-Terrorism	102
4.20	Use of Proceeds	102
4.21	Labor Matters	102
4.22	Senior Indebtedness	102
4.23	OFAC	103
4.24	FCPA	103
4.25	Beneficial Ownership	103

SECTION 5.	CONDITIONS PRECEDENT	103

5.1	Conditions to Initial Extension of Credit on the Closing Date	103
5.2	Conditions to Each Revolving Loan Extension of Credit After Closing Date	105

SECTION 6.	AFFIRMATIVE COVENANTS	106

6.1	Financial Statements	106
6.2	Certificates; Other Information	107
6.3	Payment of Taxes	108
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	108
6.5	Maintenance of Property; Insurance	109
6.6	Inspection of Property; Books and Records; Discussions	109
6.7	Notices	110
6.8	Additional Collateral, etc.	110
6.9	Use of Proceeds	113

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Page

6.10	Post-Closing	113
6.11	Credit Ratings	113
6.12	Line of Business	113
6.13	Changes in Jurisdictions of Organization; Name	113

SECTION 7.	NEGATIVE COVENANTS	114

7.1	Financial Covenant	114
7.2	Indebtedness	114
7.3	Liens	118
7.4	Fundamental Changes	121
7.5	Dispositions of Property	122
7.6	Restricted Payments	125
7.7	Investments	128
7.8	Prepayments, Etc. of Indebtedness	132
7.9	Transactions with Affiliates	132
7.10	[Reserved]	133
7.11	Changes in Fiscal Periods	133
7.12	Negative Pledge Clauses	133
7.13	Clauses Restricting Subsidiary Distributions	135
7.14	Limitation on Hedge Agreements	135

SECTION 8.	EVENTS OF DEFAULT	135

8.1	Events of Default	135
8.2	Right to Cure	139

SECTION 9.	THE AGENTS	140

9.1	Appointment	140
9.2	Delegation of Duties	140
9.3	Exculpatory Provisions	140
9.4	Reliance by the Agents	141
9.5	Notice of Default	141
9.6	Acknowledgements of Lenders and Issuing Lenders	142
9.7	Indemnification	143
9.8	Agent in Its Individual Capacity	144
9.9	Successor Agents	144
9.10	Authorization to Release Liens and Guarantees	145
9.11	Agents May File Proofs of Claim	145
9.12	Specified Hedge Agreements and Cash Management Obligations	145
9.13	Joint Bookrunners	146
9.14	Certain ERISA Matters	146
9.15	Withholding Taxes	147
9.16	Credit Bidding	148

SECTION 10.	MISCELLANEOUS	149

10.1	Amendments and Waivers	149
10.2	Notices; Electronic Communications	151
10.3	No Waiver; Cumulative Remedies	154

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Page

10.4	Survival of Representations and Warranties	155
10.5	Payment of Expenses; Indemnification	155
10.6	Successors and Assigns; Participations and Assignments	156
10.7	Adjustments; Setoff	161
10.8	Counterparts	162
10.9	Severability	162
10.10	Integration	162
10.11	GOVERNING LAW	162
10.12	Submission to Jurisdiction; Waivers	162
10.13	Acknowledgments	163
10.14	Confidentiality	164
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	165
10.16	Accounting Changes	166
10.17	WAIVERS OF JURY TRIAL	167
10.18	USA PATRIOT ACT	167
10.19	Effect of Certain Inaccuracies	167
10.20	Interest Rate Limitation	167
10.21	Payments Set Aside	167
10.22	Electronic Execution	168
10.23	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	169
10.24	Flood Matters	169
10.25	Acknowledgment Regarding Any Supported QFCs	169
10.26	Judgment Currency	170
10.27	Gaming Laws	170

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SCHEDULES:

1.1A	Specified Hedge Agreements
1.1B	Existing Letters of Credit
2.1	Commitments
4.3	Existence; Compliance with Law
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8A	Excepted Property
4.8B	Owned Real Property
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
6.10	Post Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Transactions with Affiliates
7.12	Existing Negative Pledge Clauses
7.13	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of US Tax Compliance Certificate
E-2	Form of US Tax Compliance Certificate
E-3	Form of US Tax Compliance Certificate
E-4	Form of US Tax Compliance Certificate
F	Form of Solvency Certificate
G-1	Form of Term Loan Note
G-2	Form of Revolving Note
H	Form of Prepayment Option Notice

-v-

CREDIT AGREEMENT, dated as of April 14, 2022, among SCIENTIFIC GAMES INTERNATIONAL, INC., a Delaware corporation (the “Company” or the “Borrower”), SCIENTIFIC GAMES CORPORATION, a Nevada corporation, doing business as Light & Wonder (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), the Issuing Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swingline Lender.

The parties hereto hereby agree as follows:

SECTION 1.      DEFINITIONS

1.1            Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2025 Notes”: the Borrower’s 8.625% senior unsecured notes due 2025 in an aggregate principal amount of $550,000,000.

“2028 Notes”: the Borrower’s 7.000% senior unsecured notes due 2028 in an aggregate principal amount of $700,000,000.

“2029 Notes”: the Borrower’s 7.250% senior unsecured notes due 2029 in an aggregate principal amount of $500,000,000.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(b), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than, (x) with respect to the Initial Term Loans, 1.50%, such rate shall be deemed to be 1.50% for purposes of this Agreement and (y) with respect to the Revolving Loans, 1.00% such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 10.16.

“Adjusted BBSY Rate” means, with respect to any Term Benchmark Loan denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the BBSY Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted BBSY Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted CDOR Rate” means, with respect to any Term Benchmark Loan denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) the CDOR Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted CDOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple RFR”: (i) with respect to any RFR Loan denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.326% and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Loan denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Loan denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) (i) solely in the case of Initial Term Loans, 0.10% (in the case of an Interest Period of one month), 0.15% (in the case of an Interest Period of three months) or 0.25% (in the case of an Interest Period of six months) and (ii) solely in the case of Revolving Loans, 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Affected Financial Institution”: (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent, and solely for purposes of Sections 9.14, 10.5, 10.10, 10.13 and 10.14 and the definitions of Cash Management Obligations, Obligations and Specified Hedge Agreement, the Lead Arrangers, and Joint Bookrunners.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the aggregate amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Currencies”: Dollars and each Alternative Currency.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Agreement Currency”: as defined in Section 10.26.

“Alternative Currency”: Euros, Sterling, Canadian Dollars, Australian Dollars and any additional currencies determined after the Closing Date in accordance with Section 2.27.

“Anticipated Cure Deadline”: as defined in Section 8.2(a).

“Applicable Margin” or “Applicable Commitment Fee Rate”: for any day, with respect to (i) the Loans under the Revolving Facility and the commitment fee payable hereunder, the applicable rate per annum determined pursuant to the Pricing Grid and (ii) the Loans under the Term Loan Facility, in the case of the Applicable Margin, 2.00% with respect to Initial Term B Loans that are ABR Loans and 3.00% with respect to Initial Term B Loans that are Term Benchmark Loans; provided that from the Closing Date until the delivery of the financial statements for the first full fiscal quarter ending after the Closing Date, (a) the Applicable Margin shall be 1.00% with respect to Loans under the Revolving Facility that are ABR Loans and 2.00% with respect to Loans under the Revolving Facility that are Term Benchmark Loans or RFR Loans and (b) the Applicable Commitment Fee Rate shall be 0.30%.

“Applicable Period”: as defined in Section 10.19.

“Applicable Time”: with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property by Holdings or any of its Restricted Subsidiaries not in the ordinary course of business (a) under Section 7.5(e) or (w) or (b) not otherwise permitted under Section 7.5, in each case, which yields Net Cash Proceeds in excess of $7,500,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Amount”: as at any date, the sum of, without duplication:

(a)            50% of the Consolidated Net Income of Holdings since April 1, 2022 (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

(b)            the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Borrower (which is not Disqualified Capital Stock), other than Cure Amounts and other than any issuance in connection with an Investment pursuant to Section 7.7(aa);

(c)            the aggregate amount of proceeds received after the Closing Date and on or prior to such date that (i) would have constituted Net Cash Proceeds pursuant to clause (a) of the definition of “Net Cash Proceeds” except for the operation of any of (A) the Dollar threshold set forth in the definition of “Asset Sale” and (B) the Dollar threshold set forth in the definition of “Recovery Event” or (ii) constitutes Declined Proceeds;

(d)            the aggregate principal amount of any Indebtedness or Disqualified Capital Stock of Holdings or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or Disqualified Capital Stock issued to a Restricted Subsidiary), which has been extinguished after being converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of Holdings or any Parent Company;

(e)            the amount received by Holdings or any Restricted Subsidiary in cash (and the Fair Market Value of Property other than cash received by Holdings or any Restricted Subsidiary) after the Closing Date from any dividend, other distribution or return of capital by an Unrestricted Subsidiary;

(f)            in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or any Restricted Subsidiary, the Fair Market Value of the Investments of Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

(g)            an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by Holdings or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(h)(C), Section 7.7(h)(D), Section 7.7(v)(ii), Section 7.7(v)(iii), Section 7.7(z)(ii)(C) or Section 7.7(z)(ii)(D); and

(h)            the aggregate amount actually received in cash and Cash Equivalents by Holdings or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary;

minus, the sum of:

(a)            the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(b)(ii);

(b)            the amount of any Investments made after the Closing Date pursuant to Section 7.7(h)(D), Section 7.7(v)(iii) or Section 7.7(z)(ii)(D); and

(c)            the amount of prepayments of Junior Financing made after the Closing Date pursuant to Section 7.8(i)(B).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(b).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule or regulation for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Available Amount”: the greater of (x) $100,000,000 and (y) 15% of Consolidated EBITDA determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1 minus, the sum of:

(a)            the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(b)(i);

(b)            the amount of any Investments made after the Closing Date pursuant to Section 7.7(h)(C), Section 7.7(v)(ii) or Section 7.7(z)(ii)(C); and

(c)            the amount of prepayments of Junior Financing made after the Closing Date pursuant to Section 7.8(i)(A).

“BBSY Screen Rate”: with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period.

“Benchmark”: initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b).

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1)            in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: as assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member, members, managers or any controlling committee of managing members or board of managers thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble hereto. In the event any Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.4, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be a “Borrower” for all purposes of this Agreement and the other Loan Documents.

“Borrower Materials”: as defined in Section 10.2(c).

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Minimum”: (a) in the case of a Revolving Loan denominated in Dollars, $1,000,000, (b) in the case of a Revolving Loan denominated in Euro, €1,000,000, (c) in the case of a Revolving Loan denominated in Sterling, £500,000 and (d) in the case of a Revolving Loan denominated in any other Alternative Currency, such roughly equivalent amount in such Alternative Currency as may be reasonably specified by the Administrative Agent.

“Borrowing Multiple”: (a) in the case of a Revolving Loan denominated in Dollars, $500,000, (b) in the case of a Revolving Loan denominated in Euro, €500,000, (c) in the case of a Revolving Loan denominated in Sterling, £250,000 and (d) in the case of a Revolving Loan denominated in any other Alternative Currency, such roughly equivalent amount in such Alternative Currency as may be reasonably specified by the Administrative Agent.

“Business”: the business activities and operations of Holdings and/or its Subsidiaries on the Closing Date, after giving effect to the Transactions.

“Business Day”: means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, (a) in relation to Loans denominated in Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) if such day relates to any Loans denominated in Australian Dollars, or payment or purchase of Australian Dollars, any day on which banks are open for general business in London and Sydney, (d) if such day relates to any Loans denominated in Canadian Dollars or payment or purchase of Canadian Dollars, any day except Saturday, Sunday and any day which shall be in Toronto, Ontario a legal holiday or a day in which banking institutions are authorized or required by law or other government action to close in Toronto and (e) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“Calculation Date”: as defined in Section 1.3(a).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a lease under which obligations are Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, and deferred installation costs, and including wagering systems expenditures and other intangible assets and intellectual property and software development expenditures; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount or the proceeds of any Disposition or Recovery Event that are not required to be applied to prepay Term Loans; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Borrower after the Closing Date; (v) capitalized interest in respect of operating or capital leases; (vi) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; and (vii) any non-cash amounts reflected as additions to property, plant or equipment on such Person’s consolidated balance sheet.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as either capital leases under FASB ASC 840 or finance leases under FASB ASC 842 and, for the purposes of this Agreement, the amount of such obligations at any time shall be the amount thereof recorded on the balance sheet at such time determined in accordance with GAAP, provided that for the purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”:

(a)            Dollars and Alternative Currencies and, with respect to any Non-U.S. Subsidiaries, other currencies held by such Non-U.S. Subsidiary in the ordinary course of business;

(b)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;

(c)            certificates of deposit, time deposits and eurodollar time deposits with maturities of 18 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 18 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250,000,000;

(d)            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)            commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 18 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 18 months or less from the date of acquisition;

(f)            readily marketable direct obligations issued by or directly and fully guaranteed or insured by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 18 months or less from the date of acquisition;

(g)            marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 18 months after the date of creation or acquisition thereof;

(h)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(i)            (x) such local currencies in those countries in which Holdings and its Restricted Subsidiaries transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) or otherwise customarily utilized in countries in which Holdings and its Restricted Subsidiaries operate for short term cash management purposes; and

(j)            Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (i) of this definition.

“Cash Management Obligations”: obligations owed by any Loan Party to a Person who, as of the time of incurrence of such obligations (or, in the case of any such obligations in existence on the Closing Date, on the Closing Date), is the Administrative Agent, any other Agent, any Lender or any Affiliate of the Administrative Agent, any other Agent or a Lender, in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.

“CBR Loan”: a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“CDOR Screen Rate”: on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).

“Central Bank Rate”: the (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Canadian Dollars, the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on the relevant day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (d) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“CFC”: a Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control”: as defined in Section 8.1(j).

“Charges”: as defined in Section 10.20.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: April 14, 2022.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).

“Collateral”: as defined in the Guarantee and Collateral Agreement and all Property of any Loan Party purported to be subject to a Lien under any Security Document.

“Collateral Agent”: JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Colombia Matter”: the proceedings pending in Colombia between, among others, the Borrower, Empresa Colombiana de Recoursos para la Salud, S.A., a Colombian governmental agency and/or any successor Person, as further disclosed in Holdings’ Form 10-K filed with the SEC for the fiscal year ended December 31, 2015 (or other proceedings to the extent arising out of or relating to the events or circumstances giving rise to such pending proceedings).

“Commitment”: as to any Lender, the sum of the Revolving Commitments, the Extended Revolving Commitments and the New Loan Commitments (in each case, if any) of such Lender.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount.”

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan”: as defined in Section 4.12(b).

“Company”: as defined in the preamble hereto.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information”: as defined in Section 10.14.

“Consolidated Current Assets”: at any date, all amounts (other than (a) cash and Cash Equivalents, (b) deferred financing fees and (c) deferred taxes, so long as such items described in clauses (b) and (c) above are not cash items) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of Holdings and its Restricted Subsidiaries, (b) without duplication, all Indebtedness consisting of Loans or L/C Obligations, to the extent otherwise included therein, (c) amounts for deferred taxes and non-cash tax reserves accounted for pursuant to FASB Interpretation No. 48, and (d) any equity compensation related liability.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, except with respect to clauses (i), (j) and (r) of this definition, to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:

(a)            provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period;

(b)            Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities);

(c)            depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs, and actuarial gains and losses related to pensions, and other post-employment benefits);

(d)            any unusual or non-recurring charges, expenses or losses (including (x) losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses and legal and settlement costs, and (y) any expenses in connection with the Transactions);

(e)            any other non-cash charges, expenses or losses, including write-offs and write-downs and any non-cash cost related to the termination of any employee pension benefit plan (including, without limitation, defined benefit pension plans or deferred compensation agreements) (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f)            any expenses required to be accounted for under FASB ASC 718;

(g)            transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including Transaction Costs and including those with respect to any amendments or waivers of the Loan Documents, and those payable in connection with the sale of Capital Stock, recapitalization, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.7);

(h)            all management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period;

(i)            proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);

(j)            the amount of expected cost savings and other operating improvements and synergies reasonably identifiable and reasonably supportable (as determined by Holdings or any Restricted Subsidiary in good faith) to be realized as a result of the Transactions, any acquisition or Disposition (including the termination or discontinuance of activities constituting such business), any Investment, operating improvements, restructurings, cost savings initiatives, operational change or similar initiatives or transactions taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, provided that (i) (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months and (C) amounts added to Consolidated EBITDA pursuant to this clause (j), shall not in the aggregate exceed 25% of Consolidated EBITDA (determined prior to giving effect to such amounts) in any four consecutive fiscal quarter period and (ii) no cost savings shall be added pursuant to this clause (j) to the extent already included in clause (d) above with respect to such period;

(k)            earn-out, contingent compensation and similar obligations incurred in connection with any acquisition or other investment and paid (if not previously accrued) or accrued;

(l)            charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any Qualified Contract or any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment permitted by Section 7.7, in each case, to the extent that coverage has not been denied (other than any such denial that is being contested by Holdings and/or its Restricted Subsidiaries in good faith) and so long as such amounts are actually reimbursed to such Person and its Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (l) (and to the extent not so reimbursed within one year, such amount not reimbursed shall be deducted from Consolidated EBITDA during the next measurement period); it being understood that such amount may subsequently be included in Consolidated EBITDA in a measurement period to the extent of amounts actually reimbursed);

(m)            net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Hedge Agreements);

(n)            costs of surety bonds of such Person and its Restricted Subsidiaries in connection with financing activities,

(o)            costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;

(p)            costs, charges, accruals, reserves or expenses attributable to cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization, management changes, restructurings and integrations (including inventory optimization programs, software and other intellectual property development costs, costs related to the closure or consolidation of facilities and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) or other fees relating to any of the foregoing;

(q)            (i) any net loss resulting in such period from Hedge Agreements and the application of FASB ASC Topic 815, (ii) any net loss resulting in such period from currency translation losses related to currency remeasurements of Indebtedness and (iii) the amount of loss resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; and

(r)            cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to the below for any previous period and not added back;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum, without duplication, of:

(a)            any unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);

(b)            any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis;

(c)            gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

(d)            the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period);

(e)            net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Hedge Agreements); and

(f)            (i) any net gain resulting in such period from Hedge Agreements and the application of FASB ASC Topic 815, (ii) any net gain resulting in such period from currency translation gains related to currency remeasurements of Indebtedness and (iii) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing;

provided that for purposes of calculating Consolidated EBITDA of Holdings and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by Holdings, the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent determined by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by Holdings, the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period). With respect to each joint venture or minority investee of Holdings or any of its Restricted Subsidiaries, for purposes of calculating Consolidated EBITDA, the amount of EBITDA (calculated in accordance with this definition) attributable to such joint venture or minority investee, as applicable, that shall be counted for such purposes (without duplication of amounts already included in Consolidated Net Income) shall equal the product of (x) Holdings’ or such Restricted Subsidiary’s direct and/or indirect percentage ownership of such joint venture or minority investee and (y) the EBITDA (calculated in accordance with this definition) of such joint venture or minority investee. Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of Holdings. Consolidated EBITDA shall be deemed to be $96,383,000 for the fiscal quarter ended March 31, 2021, $191,446,000 for the fiscal quarter ended June 30, 2021, $181,447,000 for the fiscal quarter ended September 30, 2021, and $167,409,000 for the fiscal quarter ended December 31, 2021.

“Consolidated Group”: as defined in Section 7.6(c).

“Consolidated Interest Expense”: the sum of (i) total cash interest expense (including that attributable to Capital Lease Obligations, but excluding non-cash interest expense related to the application of purchase accounting) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries plus (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock of such Person made during such period.

“Consolidated Net First Lien Leverage”: at any date, (a) the aggregate principal amount of all senior first-lien secured Funded Debt of Holdings and its Restricted Subsidiaries on such date, minus (b)  Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net First Lien Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net First Lien Leverage on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of Holdings and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which Holdings or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent of dividends, return of capital or similar distributions actually received by Holdings or such Restricted Subsidiary (which dividends, return of capital and distributions shall be included in the calculation of Consolidated Net Income) (c)(x) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments) and (y) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net unrealized gain and losses from exchange rate fluctuations on intercompany balances and balance sheet items), (d) the effects of purchase accounting, including pursuant to FASB ASC Topic 805, and (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness. Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of Holdings. Notwithstanding the foregoing, for purposes of calculating Excess Cash Flow, Consolidated Net Income shall not include the cumulative effect of a change in accounting principles during such period.

“Consolidated Net Interest Expense”: of any Person for any period, (a) the sum of (i) Consolidated Interest Expense, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from customers), in each case determined in accordance with GAAP plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the Loan Documents or in connection with any amendment thereof. Unless otherwise qualified, all references to “Consolidated Net Interest Expense” in this Agreement shall refer to Consolidated Net Interest Expense of Holdings.

“Consolidated Net Secured Leverage”: at any date, (a) the aggregate principal amount of all senior secured Funded Debt of Holdings and its Restricted Subsidiaries on such date, minus (b)  Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Secured Leverage on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Total Leverage”: at any date, (a) the aggregate principal amount of all Funded Debt of Holdings and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Total Leverage on such date to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Assets”: the total assets of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered consolidated balance sheet of Holdings and its Restricted Subsidiaries, determined on a pro forma basis.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date, provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to changes in the working capital balance as a result of non-cash increases or decreases thereof that will not result in future cash payments or receipts or cash payments or receipts in any previous period, in each case, including any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting and (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedge Agreements.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following; (i) a “covered entity” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.23

“Cure Amount”: as defined in Section 8.2(a).

“Cure Right”: as defined in Section 8.2(a).

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.12(e).

“Declined Proceeds”: the amount of any prepayment declined by the Required Prepayment Lenders plus any Declined Amounts.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: as assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.7(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Derivatives Counterparty”: as defined in Section 7.6.

“Designated Jurisdiction”: (a) any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic), or (b) an agency of the government of a country, region or territory described in clause (a).

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration within 180 days of receipt thereof.

“Designation Date”: as defined in Section 2.26(f).

“Disinterested Director”: as defined in Section 7.9.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, in each case, to the extent the same constitutes a complete sale, sale and leaseback, assignment, conveyance, transfer or other disposition, as applicable. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of each of the foregoing clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) Obligations in respect of Specified Hedge Agreements or Cash Management Obligations) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) Obligations in respect of Specified Hedge Agreements or Cash Management Obligations) that are then accrued and payable and the termination of the Commitments); provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”: (i) those institutions identified by the Borrower in writing to the Administrative Agent on or prior to March 30, 2022, (ii) any other Person who (A) is not registered or licensed with, or approved, qualified or found suitable by, a Gaming Authority, or (B) has been disapproved, disqualified, denied a license, qualification or approval or found unsuitable by a Gaming Authority, or who has failed to timely submit a required application and other required documentation pursuant to applicable Gaming Laws or (C) has withdrawn such application or other documentation (except where requested or permitted, without prejudice, by the applicable Gaming Authority) (in the case of each of clauses (A) and (B), to the extent required under applicable Gaming Laws or requested by a Gaming Authority) and (iii) business competitors of Holdings and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time, and, in the case of clauses (i) and (iii) above any known Affiliates readily identifiable by name (other than bona fide debt fund affiliates that are not otherwise included in clauses (i) or (ii) above). The list of all Persons identified as Disqualified Institutions by the Borrower to the Administrative Agent after the Closing Date pursuant to clause (iii) above shall be delivered to JPMDQ_Contact@jpmorgan.com (or such other email address(es) as the Administrative Agent may designate by prior written notice to the Borrower from time to time) with such inclusions to become effective three Business Days following the Administrative Agent’s receipt. It is understood and agreed that the foregoing provisions shall not apply retroactively to any person if such Person shall have previously acquired an assignment or participation interest (or shall have previously entered into a trade therefor) prior thereto, but shall disqualify such Person from taking any further assignment or participation thereafter. Unless and until the disclosure of the identity of a Disqualified Institution to the Lenders generally by the Administrative Agent, such Person shall not constitute a Disqualified Institution solely for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender; provided that the Administrative Agent may disclose the list of Disqualified Institutions (or the identity of any Person that constitutes a Disqualified Institution), in part or in full, to any Lender, Participant or potential Lender or Participant on such Person’s request. Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent by electronic mail to JPMDQ_Contact@jpmorgan.com (or such other email address(es) as the Administrative Agent may designate by prior written notice to the Administrative Borrower from time to time), may from time to time in its sole discretion remove any entity from the list of Disqualified Institutions (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document, with such modifications, removals or exclusions to be effective upon the Administrative Agent’s receipt of such notice.

“Do not have Unreasonably Small Capital”: Holdings and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction”: an auction (an “Auction”) conducted by Holdings or one of its Subsidiaries in order to purchase any Term Loans under a given Tranche (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:

(a)            Notice Procedures. In connection with any Auction, the Borrower shall provide notification to the Administrative Agent (for distribution to the appropriate Lenders) of the Term Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $2,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Term Loans under such Tranche at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.

(b)            Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $2,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.

(c)            Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount; provided that, in the event that the Reply Amounts are insufficient to allow Holdings or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Holdings or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount which is the next lowest Reply Discount for which Holdings or its Subsidiary, as applicable, can complete the Auction at the Auction Amount. Holdings or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Holdings or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(d)            Additional Procedures. Once initiated by an Auction Notice, Holdings or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 10.6 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by Holdings or such Subsidiary, as applicable) reasonably acceptable to the Administrative Agent and the Borrower.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan or Commitment to such Person under Section 10.6(b)(i)).

“Enterprise Transformative Event”: any merger, acquisition, investment, dissolution, liquidation, consolidation or Disposition that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health and safety (as it relates to exposure to Materials of Environmental Concern), as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”: any liability, claim, action, suit, obligation, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, to the extent arising from or relating to: (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which any Environmental Liability under clauses (a) through (d) above is assumed or imposed.

“Equity Issuance”: any issuance by Holdings or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate”: with respect to any Term Benchmark Loan denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period of Holdings, an amount (not less than zero) equal to the amount by which, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of Holdings for such Excess Cash Flow Period, (ii) the amount of all non-cash charges (including depreciation, amortization, deferred tax expense and equity compensation expenses) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such Excess Cash Flow Period (excluding any decrease in Consolidated Working Capital relating to leasehold improvements for which Holdings, the Borrower or any of its Subsidiaries is reimbursed in cash or receives a credit), (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) to the extent not otherwise included in determining Consolidated Net Income, the aggregate amount of cash receipts for such period attributable to Hedge Agreements or other derivative instruments; exceeds (b) the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods (provided that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period)) of:

(i)            the amount of all non-cash gains or credits to the extent included in arriving at such Consolidated Net Income (including credits included in the calculation of deferred tax assets and liabilities) and cash charges to the extent excluded from Consolidated Net Income pursuant to the last sentence thereof;

(ii)            the aggregate amount (A) actually paid by Holdings and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the Borrower’s election, after such Excess Cash Flow Period but prior to the time of determination of Excess Cash Flow for such Excess Cash Flow Period, and excluding any amounts paid during such Excess Cash Flow Period which the Borrower elected to apply to the calculation in a prior Excess Cash Flow Period) on account of Capital Expenditures and Permitted Acquisitions and (B) committed during such Excess Cash Flow Period to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Excess Cash Flow Period (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is made (or, in the case of the preceding clause (B), is expected at the time of determination to be made) with the proceeds of new long-term Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount), in each case to the extent not already deducted from Consolidated Net Income;

(iii)            the aggregate amount of all regularly scheduled principal payments and all prepayments of Indebtedness (including the Term Loans) of Holdings and its Restricted Subsidiaries made during such Excess Cash Flow Period and, at the option of the Borrower, all prepayments of Indebtedness made (or committed to be made by irrevocable written notice) after such Excess Cash Flow Period but prior to the time of determination of Excess Cash Flow for the applicable Excess Cash Flow Period, and excluding any amounts paid during such Excess Cash Flow Period which the Borrower elected to apply to the calculation in a prior Excess Cash Flow Period (other than, in each case, (x) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, (y) to the extent any such prepayments are the result of the incurrence of additional indebtedness and (z) optional prepayments of the Term Loans and optional prepayments of Revolving Loans to the extent accompanied by permanent optional reductions of the Revolving Commitments);

(iv)            the amount of the increase, if any, in Consolidated Working Capital for such Excess Cash Flow Period (excluding any increase in Consolidated Working Capital relating to leasehold improvements for which Holdings or any of its Subsidiaries is reimbursed in cash or receives a credit);

(v)            the aggregate net amount of non-cash gain on the Disposition of Property by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;

(vi)            Transaction Costs and fees and expenses incurred in connection with any Permitted Acquisition or Investment permitted by Section 7.7, any Equity Issuance, any incurrence of Indebtedness permitted by Section 7.2, any Restricted Payment permitted by Section 7.6 and any Disposition permitted by Section 7.5 (in each case, whether or not consummated), in each case to the extent not already deducted from Consolidated Net Income;

(vii)            purchase price adjustments and earnouts paid, in each case to the extent not already deducted from Consolidated Net Income, or received, in each case to the extent not already included in arriving at Consolidated Net Income, in connection with any acquisition or Investment consummated prior to the Closing Date, any Permitted Acquisition or any other acquisition or Investment permitted under Section 7.7;

(viii)            (A) the net amount of Permitted Acquisitions and Investments made in cash during such period pursuant to paragraphs (a)(ii), (a)(iii), (d), (f), (h), (k), (l), (v), (x) and (ee) of Section 7.7 (to the extent, in the case of clause (x), such Investment relates to Restricted Payments permitted under Section 7.6(c), (e), (f)(iii), (h), (m) or (o)) or, at the option of the Borrower, committed during such period to be used to make Permitted Acquisitions and Investments pursuant to such paragraphs of Section 7.7 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period (but excluding Investments among Holdings and its Restricted Subsidiaries) and (B) permitted Restricted Payments made in cash or subject to a binding agreement, in each case by Holdings during such period and permitted Restricted Payments made by any Restricted Subsidiary to any Person other than Holdings or any of the Restricted Subsidiaries during such period, in each case, to the extent permitted by Section 7.6(c), (e), (f)(iii), (h), (m), or (o), in each case to the extent not already deducted from Consolidated Net Income;

(ix)            the amount (determined by the Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, in each case to the extent not already deducted from Consolidated Net Income;

(x)            (A) the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness made (or committed to be made by irrevocable written notice) during the applicable Excess Cash Flow Period or, at the option of the Borrower, after the end of such Excess Cash Flow Period but prior to the time of calculation of Excess Cash Flow, in each case to the extent not already deducted from Consolidated Net Income and (B) to the extent included in determining Consolidated Net Income, the aggregate amount of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, Hedge Agreements or other derivative instruments;

(xi)            cash payments by Holdings and its Restricted Subsidiaries during such period relating to prize or jackpot-related liabilities or in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness, in each case to the extent not already deducted from Consolidated Net Income;

(xii)            the aggregate amount of (I) expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees), in each case, to the extent not deducted during a prior period and (II) expenditures committed during such Excess Cash Flow Period to be made for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Excess Cash Flow Period, in each such case, to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income;

(xiii)            cash expenditures in respect of Hedge Agreements or other derivative instruments during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xiv)            the amount of taxes (including penalties and interest) paid in cash in such period or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(xv)            the amount of cash payments made in respect of pensions and other post-employment benefits in such period, in each case to the extent not deducted in determining Consolidated Net Income;

(xvi)            payments made in respect of the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period, including pursuant to dividends declared or paid on Capital Stock held by third parties (or other distributions or return of capital) in respect of such non-wholly-owned Restricted Subsidiary, in each case to the extent not deducted in determining Consolidated Net Income; and

(xvii)            the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period, in each case to the extent not deducted in determining Consolidated Net Income, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash and deducted from Consolidated Net Income during such following fiscal year.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Percentage”: with respect to an Excess Cash Flow Period, 50%; provided that if the Consolidated Net First Lien Leverage Ratio at the end of any Excess Cash Flow Period is (i) less than or equal to 1.70 to 1.00 but greater than 1.20 to 1.00, the Excess Cash Flow Percentage shall be 25% or (ii) less than or equal to 1.20 to 1.00, the Excess Cash Flow Percentage shall be 0%.

“Excess Cash Flow Period”: each fiscal year of Holdings beginning with the fiscal year ending December 31, 2023.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Collateral”: as defined in Section 4.17(a).

“Excluded Subsidiary”: any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly owned directly by Holdings or one or more of its wholly owned Restricted Subsidiaries, (c) an Immaterial Subsidiary, (d) a Foreign Subsidiary Holding Company, (e) established or created pursuant to Section 7.7(p) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period, as contemplated by Section 7.7(p), (f) a Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee or grant any Lien unless, such consent, approval, license or authorization has been received, (g) a Subsidiary that is prohibited from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof), provided that this clause (g) shall not be applicable if (1) such other party is a Loan Party or a wholly-owned Restricted Subsidiary of Holdings or (2) consent has been obtained to provide such guarantee or such prohibition is otherwise no longer in effect, (h) a Subsidiary with respect to which a guarantee by it of, or granting a Lien on its assets to secure obligations in respect of, the Facilities would result in material adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) to Holdings, the Borrower or, one or more Restricted Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (i) not-for-profit subsidiaries, (j) any Foreign Subsidiary, (k) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (l) Subsidiaries that are special purpose entities or (m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that if a Subsidiary executes the Guarantee and Collateral Agreement as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guarantee and Collateral Agreement as a “Guarantor” in accordance with the terms hereof and thereof).

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.8 of the Guarantee and Collateral Agreement and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office (or, if such Recipient is a Lender, its applicable lending office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) as a result of any other present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), (ii) any withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or this Agreement pursuant to a law in effect on the date on which (A) such Recipient becomes a party to this Agreement or (B) if such Recipient is a Lender, (x) such Lender acquires such interest in the applicable Commitment or, to the extent such Lender did not fund the applicable Loan pursuant to a prior Commitment, acquires the applicable interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 2.24) or (y) such Lender changes its lending office (other than pursuant to a request by the Borrower under Section 2.23), except in the case of each of the foregoing clauses (A) and (B), to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or, if such Recipient is a Lender, to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e) and (iv) any Taxes imposed under FATCA. For purposes of clause (ii) of this definition, a participating interest acquired pursuant to Section 10.7 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interests in the Commitments or Loans to which such participating interest relates.

“Existing Credit Agreement”: the Credit Agreement, dated as of October 18, 2013, among Holdings, the Borrower, the lenders and other financial institutions party thereto, and Bank of America, N.A., as administrative agent

“Existing Letters of Credit”: Letters of Credit issued prior to, and outstanding on, the Closing Date and disclosed on Schedule 1.1B.

“Existing Loans”: as defined in Section 2.26(a).

“Existing Revolving Loans”: as defined in Section 2.26(a).

“Existing Revolving Tranche”: as defined in Section 2.26(a).

“Existing Term Loans”: as defined in Section 2.26(a).

“Existing Term Tranche”: as defined in Section 2.26(a).

“Existing Tranche”: as defined in Section 2.26(a).

“Extended Loans”: as defined in Section 2.26(a).

“Extended Revolving Commitments”: as defined in Section 2.26(a).

“Extended Revolving Tranche”: as defined in Section 2.26(a)

“Extended Term Loans”: as defined in Section 2.26(a).

“Extended Term Tranche”: as defined in Section 2.26(a).

“Extended Tranche”: as defined in Section 2.26(a).

“Extending Lender”: as defined in Section 2.26(b).

“Extension”: as defined in Section 2.26(b).

“Extension Amendment”: as defined in Section 2.26(c).

“Extension Date”: as defined in Section 2.26(d).

“Extension Election”: as defined in Section 2.26(b).

“Extension Request”: as defined in Section 2.26(a).

“Extension Series”: all Extended Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”: each of (a) the Initial Term B Loans (the “Term B Facility”), (b) any New Loan Commitments and the New Loans made thereunder (a “New Facility”), (c) the Revolving Commitments and the extensions of credit (including Swingline Loans and Letters of Credit) made thereunder (the “Revolving Facility”), (d) any Extended Loans (of the same Extension Series) (an “Extended Term Facility”), (e) any Extended Revolving Commitments (of the same Extension Series) (an “Extended Revolving Facility”), (f) any Refinancing Term Loans of the same Tranche (a “Refinancing Term Facility”) and (g) any Refinancing Revolving Commitments of the same Tranche (a “Refinancing Revolving Facility”).

“Fair Market Value”: with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower.

“Fair Value”: the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (together with any related fiscal or regulatory legislation, rules or practices) implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date”: commencing on June 30, 2022, (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period minus, without duplication, cash taxes (including those paid pursuant to Section 7.6(c)(i)) actually paid by Holdings and its Restricted Subsidiaries during such Test Period (excluding any cash taxes paid in connection with the sale of the lottery business of Holdings and its Restricted Subsidiaries) to (b) Fixed Charges of Holdings and its Restricted Subsidiaries for such Test Period. In the event that Holdings or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues or redeems Disqualified Capital Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is being calculated, then the Fixed Charge Coverage Ratio will be calculated on a pro forma basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or issuance or redemption of Disqualified Capital Stock, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.

“Fixed Charges”: for any Test Period, the sum of (a) Consolidated Interest Expense plus (b) regularly scheduled payments of principal on Funded Debt that are paid or payable in cash, in each case, for such Test Period; provided that in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded to the extent the Indebtedness for which such interest expense was paid is permanently repaid on or prior to the time such Person becomes a Restricted Subsidiary.

“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted CDOR Rate, Adjusted BBSY Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for (I) the Adjusted EURIBOR Rate, Adjusted CDOR Rate, Adjusted BBSY Rate, each Adjusted Daily Simple RFR and the Central Bank Rate, shall be 0% and (II) the Adjusted Term SOFR Rate, shall be, (x) with respect to the Initial Term Loans, 0.50% and (y) with respect to the Revolving Loans, 0%.

“Foreign Subsidiary”: any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”: any Restricted Subsidiary of Holdings which is a Domestic Subsidiary substantially all of the assets of which consist of (i) the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or (ii) the Capital Stock (or Capital Stock and Indebtedness) of one or more Restricted Subsidiaries substantially all of the assets of which constitute assets described in clause (i).

“Fronting Exposure”: as defined in Section 2.6(f).

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (b)(i), (e), (g)(ii), (h) or, to the extent related to Indebtedness of the types described in the preceding clauses, (d) of the definition of “Indebtedness,” in each case, to the extent reflected as indebtedness on such Person’s balance sheet.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, as included within the Accounting Standards Codification as maintained by the Financial Accounting Standards Board. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes and the Borrower notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is completed by the Borrower or Holdings, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Gaming Approval”: any and all approvals, authorizations, permits, consents, rulings, findings of suitability, waivers, orders or directives of any Governmental Authority (i) necessary to enable Holdings and its Subsidiaries to engage in the lottery, gambling, casino, horse racing, online gaming, sport betting or other gaming business or otherwise continue to conduct their business as it is conducted on the Closing Date or any Permitted Business (directly or indirectly through a joint venture or other Person) conducted after the Closing Date, (ii) that regulates gaming in any jurisdiction in which Holdings and its Subsidiaries conduct gaming activities and has jurisdiction over such persons (including any successors to any of them) or (iii) necessary to accomplish the transactions contemplated hereby.

“Gaming Authority”: as to any Person, any governmental or tribal agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Holdings or any of its Subsidiaries.

“Gaming Facility”: as to any Person, any lottery operation, gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, race tracks, off-track wagering sites and other recreation and entertainment facilities.

“Gaming Laws”: as to any Person, (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including pari-mutuel race tracks) and rules, regulations, codes and ordinances of any Gaming Authority, and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Holdings or any of its Subsidiaries within its jurisdiction, (b) Gaming Approvals and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof, any tribe and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Closing Date, among Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Guaranty”: collectively, the guaranty made by the Guarantors under the Guarantee and Collateral Agreement in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.8.

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by Holdings or any Restricted Subsidiary.

“Hedge Bank”: with respect to any Hedge Agreement, any Person that was the Administrative Agent, any other Agent, a Lender or any Affiliate thereof at the time such Hedge Agreement was entered into (or, if in effect on the Closing Date, any Person that is the Administrative Agent, any other Agent, a Lender or any Affiliate thereof as of the Closing Date), as counterparty to such Hedge Agreement, regardless of whether such Person subsequently ceases to be the Administrative Agent, any other Agent, a Lender or any Affiliate thereof.

“Holdings”: as defined in the preamble of this Agreement, including any successor thereto pursuant to a merger permitted by Section 7.4(j).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, or any successor, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: on any date, any Restricted Subsidiary of Holdings designated as such by the Borrower, but only to the extent that such Restricted Subsidiary has less than 5.0% of Consolidated Total Assets and 5.0% of annual consolidated revenues of Holdings and its Restricted Subsidiaries on a pro forma basis based on the most recent financial statements delivered pursuant to Section 6.1 prior to such date; provided that at no time shall all Immaterial Subsidiaries have in the aggregate Consolidated Total Assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 10.0% of Consolidated Total Assets or annual consolidated revenues, respectively, of Holdings and its Restricted Subsidiaries.

“Increased Amount Date”: as defined in Section 2.25(a).

“Incremental Amendment”: an amendment or joinder to this Agreement to give effect to any New Loan Commitments pursuant to Section 2.25, in form and substance reasonably acceptable to the Borrower, the Administrative Agent and the Lenders providing such New Loan Commitments.

“Indebtedness” of any Person: without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue or contract liability as defined by FASB ASC 606 arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations, (E) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP or (F) the sale of future revenue under FASB ASC Topic 470. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).

“Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on a consolidated balance sheet of Holdings and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of Holdings and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”: as defined in Section 10.5(c).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(c).

“Initial Term B Loan”: as defined in Section 2.1(a).

“Initial Term Loans”: the Initial Term B Loans.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the applicable maturity date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable maturity date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable maturity date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the applicable maturity date.

“Interest Period”: with respect to any Term Benchmark Loan, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or with respect to Term Benchmark Loans denominated in Canadian Dollars, one, two or three months) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.17(e) shall be available for specification in such borrowing request or interest election request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments”: as defined in Section 7.7.

“ISP”: with respect to any Letter of Credit, the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lenders”: (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., (c) BNP Paribas, (d), Deutsche Bank AG New York Branch, (e) Fifth Third Bank, (f) Barclays Bank PLC, (g) Citizens Bank, N.A., (h) Goldman Sachs Bank USA, (i) Morgan Stanley Senior Funding, Inc., (j) Royal Bank of Canada, (k) Truist Bank, (l) Macquarie Capital Funding LLC and (m) any other Revolving Lender from time to time designated by the Borrower, in its sole discretion, as a Issuing Lender with the consent of such other Revolving Lender (in each case, through itself or through one of its designated Affiliates or branch offices).

“Joint Bookrunners”: JPMorgan Chase Bank, N.A. BofA Securities, Inc. BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Fifth Third Bank, National Association, Barclays Bank PLC, Citizens Bank, N.A., Goldman Sachs Banks USA, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Truist Securities, Inc. and Macquarie Capital (USA) Inc., in their capacity as joint bookrunners.

“Judgment Currency”: as defined in Section 10.26.

“Junior Financing”: as defined in Section 7.8.

“Junior Financing Documentation”: any documentation governing any Junior Financing.

“Latest Maturing Term Loans”: at any date of determination, the Tranche (or Tranches) of Term Loans maturing later than all other Term Loans outstanding on such date.

“Latest Maturity Date”: at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“L/C Commitment”: $350,000,000.

“L/C Disbursements”: as defined in Section 3.4(a).

“L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall”: as defined in Section 3.4(d).

“LCA Election”: as defined in Section 1.2(h).

“LCA Test Date”: as defined in Section 1.2(h).

“Lead Arrangers”: JPMorgan Chase Bank, N.A. BofA Securities, Inc. BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Fifth Third Bank, National Association, Barclays Bank PLC, Citizens Bank, N.A., Goldman Sachs Banks USA, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Truist Securities, Inc. and Macquarie Capital (USA) Inc., in their capacity as joint lead arrangers.

“Lenders”: as defined in the preamble hereto. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letters of Credit”: any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that no Issuing Lender shall be obligated to issue any letters of credit other than standby letters of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency by any Issuing Lender under the Revolving Commitments.

“Letter of Credit Commitment”: the commitment of each Issuing Lender to issue Letters of Credit in an amount not to exceed the amount set forth under the heading “Letter of Credit Commitment” opposite such Lender’s name on Schedule 2.1. Any Issuing Lender may agree to issue Letters of Credit in excess of its Letter of Credit Commitment in its sole discretion.

“Liabilities”: the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: any acquisition, including by way of merger, amalgamation or consolidation, by one or more of Holdings, the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by Holdings, the Borrower or such Restricted Subsidiary in writing to the Administrative Agent and Lenders.

“Limited Condition Acquisition Provision”: as defined in Section 1.2(h).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: the collective reference to this Agreement, the Security Documents and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or (i) in the case of any Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility, (ii) in the case of any New Facility that is a revolving credit facility, prior to any termination of the New Loan Commitments under such Facility, the holders of more than 50% of the New Loan Commitments under such Facility or (iii) in the case of any Extended Revolving Facility, prior to any termination of the Extended Revolving Commitments under such Facility, the holders of more than 50% of the Extended Revolving Commitments under such Facility); provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Mandatory Prepayment Date”: as defined in Section 2.12(e).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, or (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents.

“Material Intellectual Property”: Intellectual Property owned by any Loan Party or Restricted Subsidiary that is material to the business of the Borrower and its Restricted Subsidiaries taken as a whole, as determined in good faith by the Borrower.

“Material Real Property”: any Real Property located in the United States and owned in fee by a Loan Party on the Closing Date having an estimated Fair Market Value exceeding $20,000,000 and any after-acquired Real Property located in the United States owned by a Loan Party having a gross purchase price exceeding $20,000,000 at the time of acquisition.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, per- or polyfluoroalkyl substances, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, or that are regulated pursuant to any Environmental Law.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (a) (i) in the case of New Term Loan Commitments, Supplemental Term Loan Commitments and New Incremental Notes, the greater of (x) $640,000,000 and (y) 100% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period and (ii) in the case of New Revolving Loan Commitments and Supplemental Revolving Commitment Increases, the greater of (x) $250,000,000 and (y) 39% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, (b) the amount of (i) voluntary prepayments (including (1) buybacks and (2) any Loans repaid or Commitments cancelled pursuant to Section 2.24) of Term Loans determined based on the cash payment made thereof, (ii) prepayments of Revolving Loans (to the extent accompanied by a permanent Revolving Commitment reduction) and (iii) voluntary prepayments and redemptions of any other secured Indebtedness (including New Incremental Notes) incurred pursuant to clause (a) hereof determined based on the cash payment made thereof, in each case, to the extent not funded with the proceeds of long-term Indebtedness (other than Revolving Loans or other revolving Indebtedness) or a Specified Equity Contribution (provided that any prepayment or redemption of any such Indebtedness shall only create capacity to incur additional debt that secured on pari passu or junior basis to the Indebtedness that was repaid or redeemed), and (c) an additional unlimited amount if, after giving pro forma effect to the incurrence of such additional amount (and in the case of any Supplemental Revolving Commitment Increase being initially provided on any date of determination, as if loans thereunder were drawn in full on such date) and after giving effect to any acquisition consummated substantially concurrently therewith and all other appropriate pro forma adjustment events, (i) in the case of New Loan Commitments that are secured by a Lien on the Collateral ranking equal with the Lien on such Collateral securing the Obligations, the Consolidated Net First Lien Leverage Ratio is equal to or less than (x) 3.50:1.00 or (y) in the case of New Loan Commitments incurred to finance a Permitted Acquisition or other permitted Investment the Consolidated Net First Lien Leverage Ratio immediately prior to the incurrence of such New Loan Commitments, (ii) in the case of New Loan Commitments that are secured by a Lien on the Collateral ranking junior to the Lien on such Collateral securing the Obligations, the Consolidated Net Secured Leverage Ratio is equal to or less than (x) 4.50:1.00 or (y) in the case of New Loan Commitments incurred to finance a Permitted Acquisition or other permitted Investment the Consolidated Net Secured Leverage Ratio immediately prior to the incurrence of such New Loan Commitments or (iii) in the case of New Loan Commitments that are either unsecured or secured by assets do not constitute Collateral, either (I) the Consolidated Net Total Leverage Ratio is equal to or less than (x) 5.50:1.00 or (y) in the case of New Loan Commitments incurred to finance a Permitted Acquisition or other permitted Investment the Consolidated Net Total Leverage Ratio immediately prior to the incurrence of such New Loan Commitments or (II) the Fixed Charge Coverage Ratio is equal to or greater than (x) 2.00 to 1.00 or (y) in the case of New Loan Commitments incurred to finance a Permitted Acquisition or other permitted Investment the Fixed Charge Coverage Ratio immediately prior to the incurrence of such New Loan Commitments (it being understood that (A) the unlimited amount in clause (c) above shall be deemed to be used prior to the amount in clauses (a) or (b) above to the extent the relevant ratio requirement is satisfied, with the balance deemed incurred pursuant to clause (b) above to the extent complied with prior to any use of the amount in clause (a) above, (B) if pro forma effect is given to the entire committed amount of any such amount, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause and (C) for purposes of calculating the applicable ratio only on the applicable date of incurrence any cash proceeds from such incurrence shall be excluded from such calculation).

“Maximum Rate”: as defined in Section 10.20.

“Minimum Extension Condition”: as defined in Section 2.26(g).

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Properties”: all Real Property owned by a Loan Party that is, or is required to be, subject to a Mortgage pursuant to the terms of this Agreement; provided that in no event shall any Real Property other than Material Real Properties together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof, constitute “Mortgaged Properties”.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) or the repayment of any other Indebtedness of an Unrestricted Subsidiary that is sold pursuant to an Asset Sale and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and, in the case of any Asset Sale of the Social Gaming Business, such taxes to be determined for the applicable Unrestricted Subsidiaries on a stand-alone basis; (iii) the amount of any liability paid or to be paid or reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by Holdings or any of its Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any Equity Issuance or issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Facility”: as defined in the definition of “Facility.”

“New Incremental Notes”: one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes (which notes, if secured by the Collateral, are secured on a first lien pari passu basis with the Liens securing the Obligations or secured on a “junior” basis with the Liens securing the Obligations) in an aggregate amount for all such New Incremental Notes (when taken together with any New Loan Commitments that have become effective or will become effective simultaneously with the issue of any such New Incremental Notes) not in excess of, at the time the respective New Incremental Notes are issued, the Maximum Incremental Facilities Amount; provided that no Event of Default would exist after giving pro forma effect thereto subject to the Permitted Acquisition Provisions (if applicable). The issuance of any New Incremental Notes is subject to the following conditions: (i) such New Incremental Notes shall not be guaranteed by any Person that is not a Loan Party (provided that, for the avoidance of doubt, any New Incremental Notes need not be Guaranteed by all Loan Parties under the other Facilities), (ii) to the extent secured by the Collateral, such New Incremental Notes shall be subject to an Other Intercreditor Agreement, (iii) such New Incremental Notes shall have a final maturity no earlier than 91 days after the then Latest Maturity Date, (iv) (A) if such New Incremental Notes are secured, the weighted average life to maturity of such New Incremental Notes shall not be shorter than that of any then-existing Term Loan Tranche, and (B) if such New Incremental Notes are unsecured, such New Incremental Notes shall not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions (except customary assets sale, recovery event and change of control provisions), (v) if such New Incremental Notes are secured, such New Incremental Notes shall not be subject to any mandatory redemption or prepayment provisions (except to the extent any such mandatory redemption or prepayment is required to be applied pro rata to the Term Loans and other Indebtedness that is secured on a pari passu basis with the Obligations) and (vi) the covenants, events of default, guarantees, collateral and other terms of such New Incremental Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance (it being understood that (x) no New Incremental Notes shall include any financial maintenance covenants (including indirectly by way of a cross-default to this Agreement), but that customary cross-acceleration provisions may be included and (y) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) and in any event are not more restrictive to Holdings and its Restricted Subsidiaries than those set forth in this Agreement (other than with respect to interest rate and redemption provisions), except for covenants or other provisions applicable only to periods after the then Latest Maturity Date (provided that, at the Borrower's option, delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent in good faith at least three Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such New Incremental Notes, together with a reasonably detailed description of the material terms and conditions of such New Incremental Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this definition, shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)). Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the creditors providing such New Incremental Notes and the Borrower. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in order to secure any New Incremental Notes with the Collateral and/or to make such amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the issuance of such New Incremental Notes, in each case on terms consistent with this definition.

“New Lender”: as defined in Section 2.25(c).

“New Loan Commitments”: as defined in Section 2.25(a).

“New Loans”: any loan made by any New Lender pursuant to this Agreement.

“New Revolving Loan Commitment”: as defined in Section 2.25(a).

“New Subsidiary”: as defined in Section 7.2(t).

“New Term Lender”: a Lender that has a New Term Loan.

“New Term Loan Commitment”: as defined in Section 2.25(a).

“New Term Loans”: as defined in Section 2.25(b).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Subsidiary”: any Subsidiary of Holdings or the Borrower which is not an Excluded Subsidiary.

“Non-Extending Lender”: as defined in Section 2.26(e).

“Non-Guarantor Subsidiary”: any Subsidiary of Holdings or the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt”: Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries the outstanding principal amount of which individually exceeds $25,000,000 to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of Holdings or any of its Restricted Subsidiaries.

“Non-US Lender”: as defined in Section 2.20(e)(i).

“Not Otherwise Applied”: with reference to any proceeds of any transaction or event or of Excess Cash Flow or the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.12 and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including any application thereof as a Cure Right pursuant to Section 8.2).

“Note”: any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit G-1 or Exhibit G-2, as applicable, or such other form as agreed upon by the Administrative Agent and the Borrower.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zerio, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender (or, (i) in the case of Cash Management Obligations, of any Loan Party to the Administrative Agent, the Collateral Agent, any other Agent, any Lender or any Affiliate of any of the foregoing and (ii) in the case of Specified Hedge Agreements, of any Loan Party to any Hedge Bank), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of any Loan Party under any Specified Hedge Agreement, any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Cash Management Obligations and (c) the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Market Purchase”: the purchase by Holdings or any of its Subsidiaries by way of open market purchases of Term Loans in an aggregate principal amount of Term Loans not to exceed of 20% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase).

“Other Intercreditor Agreement”: an intercreditor agreement, to the extent in respect of Indebtedness secured by some or all of the Collateral on a pari passu basis, second priority basis or third (or more junior) priority basis with the Obligations, in a form reasonably acceptable to the Administrative Agent and the Borrower which is posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within five Business Days following the date on which such intercreditor agreement is posted for review.

“Other Taxes”: any and all present or future stamp, court or documentary Taxes or any other intangible, recording, filing or similar Taxes, arising from any payment made under, or from the execution, delivery, performance, registration, or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, registered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) with respect to an assignment other than an assignment made pursuant to Section 2.23 or 2.24.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Lenders, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Company”: any direct or indirect parent of Holdings.

“Pari Passu Debt”: Indebtedness that is secured by a Lien on the Collateral ranking equal with the Lien on such Collateral securing the Obligations pursuant to one or more Other Intercreditor Agreements.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(iii).

“Payment”: as defined in Section 9.6(c).

“Payment Notice”: as defined in Section 9.6(c)(ii).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCAOB”: the Public Company Accounting Oversight Board.

“Perfection Certificate”: as defined in the Guarantee and Collateral Agreement.

“Permitted Acquisition”: (a) any acquisition or other Investment approved by the Required Lenders, (b) any acquisition or other Investment made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock or Cure Amounts) or (c) any acquisition, in a single transaction or a series of related transactions, of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, in each case to the extent the applicable acquired company or assets engage in or constitute a Permitted Business or Related Business Assets, so long as in the case of any acquisition described in this clause (c), no Event of Default shall be continuing immediately after giving pro forma effect to such acquisition.

“Permitted Acquisition Provisions”: as defined in Section 2.25(b).

“Permitted Business”: the Business and any other services, activities or businesses incidental or related, similar or complementary to any line of business engaged in by Holdings and/or its Subsidiaries as of the Closing Date (after giving effect to the Transactions) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Investors”: the collective reference to the members of management of any Parent Company, Holdings or any of its Subsidiaries that have ownership interests in any Parent Company or Holdings as of the Closing Date, and the directors of Holdings or any of its Subsidiaries or any Parent Company as of the Closing Date.

“Permitted Refinancing”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness provided that (a) there is no increase in the principal amount (or accreted value) thereof (excluding accrued interest, fees, discounts, redemption and tender premiums, penalties and expenses), (b) the weighted average life to maturity of such Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being refinanced and (ii) the remaining weighted average life to maturity of the Latest Maturing Term Loans (other than a shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter weighted average life to maturity than the shorter of (i) the weighted average life to maturity of the Indebtedness being refinanced and (ii) the remaining weighted average life to maturity of the Latest Maturing Term Loans), (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default pursuant to Section 8.1(a) or Section 8.1(f) shall be continuing and (d) neither Holdings nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Permitted Refinancing Obligations”: any senior or subordinated Indebtedness (which Indebtedness may be (x) secured by the Collateral on a junior basis, (y) unsecured or (z) in the case of Indebtedness incurred under this Agreement, loan agreements, customary bridge financings or debt securities, secured by the Collateral on a pari passu basis), in each case issued or incurred by the Borrower or a Guarantor to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents and to pay fees, discounts, premiums and expenses in connection therewith; provided that (a) the terms of such Indebtedness, other than a revolving credit facility that does not include scheduled commitment reductions prior to maturity, shall not provide for a maturity date or weighted average life to maturity earlier than the maturity date or shorter than the weighted average life to maturity (or, in the case of any such Indebtedness comprised of debt securities, 91 days after the maturity date or the weighted average life to maturity) of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the maturity date or the weighted average life to maturity of the Indebtedness being refinanced, as applicable), (b) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (c) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations, or be guaranteed by any Person other than the Loan Parties and (d) if secured by Collateral, such Indebtedness (and all related Obligations) either shall be incurred under this Agreement on a senior secured pari passu basis with the other Obligations or shall be subject to the terms of an Other Intercreditor Agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be at the relevant time) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Platform”: as defined in Section 10.2(c).

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Prepayment Option Notice”: as defined in Section 2.12(e).

“Present Fair Salable Value”: the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Pricing Grid”: the table set forth below:

Consolidated Net First Lien Leverage Ratio	Applicable Margin for Revolving Loans that are Term Benchmark Loans or RFR Loans	Applicable Margin for Revolving Loans that are ABR Loans	Applicable Commitment Fee Rate
> 2.00:1.00	2.25%	1.25%	0.35%
≤ 2.00:1.00 but > 1.00:1.00	2.00%	1.00%	0.30%
≤ 1.00:1.00	1.75%	0.75%	0.25%

Changes in the Applicable Margin with respect to Revolving Loans or the Applicable Commitment Fee Rate resulting from changes in the Consolidated Net First Lien Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, at the option of (and upon the delivery of notice (telephonic or otherwise) by) the Administrative Agent or the Required Lenders, until such financial statements are delivered, the Consolidated Net First Lien Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 2.00 to 1.00. In addition, at the election of the Required Revolving Lenders, while an Event of Default set forth in Section 8.1(a) or 8.1(f) shall have occurred and be continuing, the Consolidated Net First Lien Leverage Ratio shall for the purposes of the Pricing Grid be deemed to be greater than 2.00 to 1.00.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Information”: as defined in Section 10.2(c).

“Public Lender”: as defined in Section 10.2(c).

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.23.

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Qualified Contract”: any new contract relating to the establishment, provision or operation of new lottery, gaming or other services or products by Holdings or any of its Restricted Subsidiaries so long as an officer of the Borrower has certified to the Administrative Agent that the revenues generated by such contract in the next succeeding 12 months would reasonably be expected to exceed $50,000,000.

“Real Property”: collectively, all right, title and interest of Holdings or any of its Restricted Subsidiaries in and to any and all parcels of real property owned or operated by Holdings or any such Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient”: (a) any Lender, (b) the Administrative Agent, or (c) any other Agent.

“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings or any Restricted Subsidiary, in an amount for each such event exceeding $7,500,000.

“Reference Time”: with respect to any setting of the then-current Benchmark, (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (4) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Revolving Commitments”: as defined in Section 10.1(d).

“Refinanced Term Loans”: as defined in Section 10.1(c).

“Refinancing”: the repayment of Indebtedness under and termination of the Existing Credit Agreement on the Closing Date.

“Refinancing Revolving Commitments”: as defined in Section 10.1(d).

“Refinancing Term Loans”: as defined in Section 10.1(c).

“Register”: as defined in Section 10.6(b)(iv).

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party or any Restricted Subsidiary thereof for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of any Loan Party by a Responsible Officer stating that such Loan Party (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire property or make investments used or useful in the Business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) prior to the relevant Reinvestment Prepayment Date to be expended prior to the relevant Trigger Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets or make investments useful in the Business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is five Business Days following the date on which any Loan Party or any Restricted Subsidiary thereof shall have determined not to acquire assets or make investments useful in the Business with such portion of such Reinvestment Deferred Amount.

“Related Business Assets”: assets (other than cash and Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate”: (i) with respect to any Term Benchmark Loan denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Loan denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Loan denominated in Canadian Dollars, the Adjusted CDOR Rate, (iv) with respect to any Term Benchmark Loan denominated in Australian Dollars, the Adjusted BBSY Rate or (v) with respect to any Loan denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” (i) with respect to any Term Benchmark Loan denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Loan denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Loan denominated in Canadian Dollars, the CDOR Screen Rate and (iv) with respect to any Term Benchmark Loan denominated in Australian Dollars, the BBSY Screen Rate, as applicable.

“Replaced Lender”: as defined in Section 2.24.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period is waived by the PBGC.

“Representatives”: as defined in Section 10.14.

“Repricing Transaction”: other than in connection with a transaction involving a Change of Control or Enterprise Transformative Event, any prepayment or repayment of the applicable Initial Term Loans, in whole or in part, using proceeds of Indebtedness incurred by the Borrower or one or more Subsidiaries from a substantially concurrent issuance or incurrence of or conversion of any portion of syndicated term loans provided by one or more banks, financial institutions or other Persons for which the Yield payable thereon (disregarding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance to the extent such pricing grid is not applicable during the period specified in 2.11(b)) is lower than the Yield with respect to such Initial Term Loans on the date of such prepayment or any amendment, amendment and restatement or any other modification of this Agreement that reduces the Yield with respect to any applicable Initial Term Loans; provided that a Repricing Transaction shall not include any event describe in the foregoing definition that is not consummated for the primary purpose of lowering the Yield applicable to the Initial Term Loans.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Revolving Commitments (including any New Loan Commitments) then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, and (iii) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.

“Required Prepayment Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans; provided, however, that determinations of the “Required Prepayment Lenders” shall exclude any Term Loans held by Defaulting Lenders.

“Required Revolving Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, and (ii) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Revolving Lenders” shall exclude any Revolving Commitments or Revolving Loans held by Defaulting Lenders.

“Requirement of Law”: as to any Person, the certificate or articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, ordinance, code, administrative precedent or authority, or determination of (including the interpretation or administration of the preceding by) an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief accounting officer, controller or treasurer (or similar title), secretary (or similar title), and, with respect to financial matters, the chief financial officer (or similar title), controller or treasurer (or similar title), and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent; any reference herein or in any other Loan Document to a Responsible Officer shall be deemed to refer to a Responsible Officer of the Borrower, unless otherwise specified.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of Holdings which is not an Unrestricted Subsidiary.

“Revaluation Date”: (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists and is continuing.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments”: as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, or, as the case may be, in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Incremental Amendment or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments, as of the Closing Date is $750,000,000.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the Dollar Equivalent of the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Swingline Exposure.

“Revolving Facility”: as defined in the definition of “Facility.”

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date”: April 14, 2027.

“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, Daily Simple SOFR.

“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day”: as defined in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)”: any trade or economic sanction or restrictive measures enacted, administered, imposed or enforced by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 2.26 Additional Amendment”: as defined in Section 2.26(c).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, each Issuing Lender, the Swingline Lender, each Hedge Bank, each Person to whom Cash Management Obligations are owed, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Single Employer Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which Holdings or any of its Restricted Subsidiaries is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be at the relevant time) an “employer” as defined in Section 3(5) of ERISA.

“Social Gaming Business”: for so long as SG Social Holding Company II, LLC and its direct and indirect Subsidiaries are designated as “Unrestricted Subsidiaries” hereunder (including any other Unrestricted Subsidiary who may acquire the assets of such Subsidiaries), the business conducted by SG Social Holding Company II, LLC and its direct and indirect Subsidiaries as of the Closing Date, as well as the assets and liabilities of such Subsidiaries.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR”.

“Solvent”: with respect to Holdings and its Subsidiaries, as of any date of determination, (i) the Fair Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Holdings and its Subsidiaries taken as a whole Do not have Unreasonably Small Capital; and (iv) Holdings and its Subsidiaries taken as a whole Will be able to pay their Liabilities as they mature.

“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Existing Tranche”: as defined in Section 2.26(a).

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) Holdings, the Borrower or any Subsidiary Guarantor and (ii) Hedge Bank and (b) that has been designated by the Borrower as a Specified Hedge Agreement by notice to the Administrative Agent (i) in substantially the form of Annex III to the Guarantee and Collateral Agreement or (ii) otherwise in form and substance reasonably acceptable to the Administrative Agent pursuant to which the relevant Hedge Bank (x) appoints the Administrative Agent as its agent under the applicable Specified Hedge Agreement and (y) agrees to be bound by the provisions of Sections 9.3, 9.7, 10.11 and 10.12 hereof (it being understood that one notice with respect to a specified ISDA Master Agreement may designate all transactions thereunder as being “Specified Hedge Agreements”, without the need for separate notices for each individual transaction thereunder); provided that Specified Hedge Agreement shall exclude any Excluded Swap Obligations. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Hedge Bank (or its successors or permitted assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement. For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between Holdings, the Borrower or any Subsidiary Guarantor, on the one hand, and any Hedge Bank, on the other hand, as listed on Schedule 1.1A, shall constitute Specified Hedge Agreements.

“Sports Betting Business”: Holdings’ and its direct and indirect Subsidiaries’ sports betting business.

“Sports Betting Business Disposition”: the Disposition of the Sport Betting Business pursuant to the Equity Purchase Agreement, dated as of September 27, 2021, by and among Scientific Games Corporation, Endeavor Operating Company, LLC and Endeavor Group Holdings, Inc.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, Adjusted CDOR Rate or Adjusted BBSY Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans (other than Adjusted Term SOFR Rate Loans) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling”: the freely transferable lawful money of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors”: (a) each Domestic Subsidiary other than any Excluded Subsidiary and (b) any other Subsidiary of Holdings (other than the Borrower) that is a party to the Guarantee and Collateral Agreement.

“Supplemental Revolving Commitment Increase”: as defined in Section 2.25(a).

“Supplemental Term Loan Commitment”: as defined in Section 2.25(a).

“Supported QFC”: as defined in Section 10.23.

“Swap Obligations”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Revolving Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A.

“Swingline Loan”: any Loan made by the Swingline Lender pursuant to Section 2.6.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes”: all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Commitment”: as to any Term B Lender, the obligation of such Term B Lender to make an Initial Term B Loan to the Borrower in the principal amount set forth under the heading “Term B Commitment” opposite such Term B Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Term B Commitments as of the Closing Date is $2,200,000,000.

“Term Benchmark”: when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate and the Adjusted BBSY Rate.

“Term B Facility”: as defined in the definition of “Facility.”

“Term B Lenders”: each Lender that holds a Term B Loan or a Term B Commitment.

“Term B Loans”: the Initial Term B Loans.

“Term Commitment”: the Term B Commitment.

“Term Facility”: the Term B Facility.

“Term Lenders”: the Term B Lenders.

“Term Loans”: the Term B Loans, and New Term Loans, Extended Term Loans and/or Refinancing Term Loans in respect of the foregoing, as the context may require.

“Term Maturity Date”: April 14, 2029.

“Term Prepayment Amount”: as defined in Section 2.12(e).

“Term SOFR Determination Day”: as defined in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate”: with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Tranche”: (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term B Loans, (2) New Term Loans with the same terms and conditions made on the same day, (3) Extended Term Loans (of the same Extension Series) or (4) Refinancing Term Loans with the same terms and conditions made on the same day and (b) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans are (1) Revolving Commitments or Revolving Loans, (2) Extended Revolving Commitments (of the same Extension Series) or (3) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof.

“Transaction Costs”: as defined in the definition of “Transactions.”

“Transactions”: the following transactions:

(a)            the Borrower obtaining the Facilities;

(b)            the occurrence of the Refinancing; and

(c)            the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Trigger Date”: as defined in Section 2.12(b).

“Type”: as to any Loan, its nature as an ABR Loan, Term Benchmark Loan or RFR Loan.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms,

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”: the United States of America.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be recorded on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations or (ii) any such other Indebtedness that is subject to any Other Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to any Other Intercreditor Agreement).

“Unrestricted Subsidiary”: (i) any Subsidiary of Holdings designated as such and listed on Schedule 4.14 on the Closing Date, (ii) any Subsidiary of Holdings (other than the Borrower) that is designated by a resolution of the Board of Directors of Holdings as an Unrestricted Subsidiary, but only to the extent that, in the case of each of the foregoing clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt (other than such Indebtedness to the extent any related obligations of Holdings or its Restricted Subsidiaries would otherwise be permitted under Section 7.7); (b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary unless (x) the terms of any such agreement, contract, arrangement or understanding, taken as a whole, are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or (y) Holdings or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9; (c) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, Holdings or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to Section 7.7; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of Holdings or any of its Restricted Subsidiaries unless it also guarantees or provides credit support in respect of the Obligations, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7.7, and (iii) any Subsidiary that is subsequently formed or acquired by an Unrestricted Subsidiary that has been previously designated as such pursuant to clause (ii) above. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Event of Default would be in existence following such designation and after giving effect to such designation Holdings shall be in pro forma compliance with the financial covenant (whether or not then subject to testing) set forth in Section 7.1 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary under clause (i) or (ii) above shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

“US Lender”: as defined in Section 2.20(e).

“US Tax Compliance Certificate”: as defined in Section 2.20(e)(i)(C).

“USA Patriot Act”: as defined in Section 10.18.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime”: as defined in Section 10.23.

“Will be able to pay their Liabilities as they mature”: for the period from the date hereof through the Latest Maturity Date, Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions, will have sufficient assets, credit capacity and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield”: on any date on which “Yield” is required to be calculated hereunder will be the internal rate of return on any Tranche of Initial Term Loans or any new syndicated loans, as applicable, determined by the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices utilizing (a) the greater of (i) if applicable, any “Term Benchmark floor” applicable to such Tranche of Initial Term Loans or any new syndicated loans, as applicable, on such date and (ii) the price of a Term Benchmark swap-equivalent maturing on the earlier of (x) the date that is four years following such date and (y) the final maturity date of such Tranche of Initial Term Loans or any new syndicated loans, as applicable; (b) the Applicable Margin for such Tranche of Initial Term Loans or the applicable interest rate margin for any new syndicated loans, as applicable, on such date; and (c) the issue price of such Tranche of Initial Term Loans or any new syndicated loans, as applicable (after giving effect to any original issue discount or upfront fees paid to the market (but excluding commitment, arrangement, structuring, ticking, underwriting, amendment or other fees in respect of such Tranche of Initial Term Loans or any new syndicated loans, as applicable, that are not generally shared with the relevant Lenders) in respect of such Tranche of Initial Term Loans or any new syndicated loans, as applicable, calculated based on an assumed four year average life to maturity).

1.2            Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)            The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Accounting Standards Updating having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Accounting Standards Update having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, at the option of the Borrower pursuant to an LCA Election such condition shall be deemed satisfied so long as no Default, Event of Default or specified Event of Default, as applicable, exists and is continuing on the date the definitive agreements for such Limited Condition Acquisition are entered into after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (g), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(h)            In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Total Leverage Ratio or Fixed Charge Coverage Ratio; or

(ii)            testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of Holdings are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not include the Consolidated Net Income of the Person or assets to be acquired in any Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition until such time as such Limited Condition Acquisition is actually consummated (the foregoing clauses (g) and (h), collectively, the “Limited Condition Acquisition Provision”).

1.3            Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net First Lien Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, and the Fixed Charge Coverage Ratio, in each case, shall be calculated as follows (subject to the provisions of Section 1.2):

(a)            for purposes of making the computation referred to above, in the event that Holdings or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires, defeases or extinguishes any Indebtedness or enters into, terminates or cancels a Qualified Contract, other than the completion thereof in accordance with its terms, subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with or for the purpose of the event for which the calculation is made (a “Calculation Date”), then such calculation shall be made giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement, defeasance or extinguishment of Indebtedness or entry into, termination or cancellation of such Qualified Contract (other than the completion thereof in accordance with its terms) as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges for the computation of the Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Total Leverage Ratio or Fixed Charge Coverage Ratio, as applicable, Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges, as applicable, shall be Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges as of the date the relevant action is being taken giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event; and

(b)            for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (j) of and the last proviso of the first sentence of the definition of “Consolidated EBITDA.” If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

provided that notwithstanding the foregoing, when calculating the Consolidated Net First Lien Leverage Ratio for purposes of (i) determining the Applicable Margin, (ii) determining the Applicable Commitment Fee Rate and (iii) determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with the covenant pursuant to Section 7.1, any pro forma event of the type set forth in clauses (a) or (b) of this Section 1.3 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

1.4            Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Loans or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

(b)            Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

(c)            If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates. For purposes of determining the Consolidated Net First Lien Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the financial covenant under Section 7.1, based on the Dollar Equivalent as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating any Consolidated Net Total Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Fixed Charge Coverage Ratio (other than for the purposes of determining compliance with Section 7.1), based on the Dollar Equivalent as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness.

(d)            Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

1.5            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6            Covenants. For purposes of determining compliance with Section 7, in the event that an item or event meets the criteria of more than one of the categories described in a particular covenant contained in Section 7, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item or event (or any portion thereof) and may include the amount and type of such item or event in one or more of the relevant clauses or subclauses, in each case, within such covenant. Furthermore, (A) for purposes of Section 7.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on the Dollar Equivalent, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated based on the Dollar Equivalent on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (B) for purposes of Sections 7.3, 7.5, 7.6 and 7.7, the amount of any Liens, Dispositions, Restricted Payments and Investments, as applicable, denominated in any currency other than Dollars shall be calculated based on the Dollar Equivalent.

1.7            Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.17(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 2.            AMOUNT AND TERMS OF COMMITMENTS

2.1            Term Commitments.

(a)            Subject to the terms and conditions hereof, each Term B Lender severally agrees to make a term loan (an “Initial Term B Loan”) in Dollars to the Borrower on the Closing Date in an amount which will not exceed the amount of the Term B Commitment of such Lender. The aggregate outstanding principal amount of the Term B Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Term B Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2            Procedure for Initial Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent at least one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Initial Term Loans on the Closing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan or Initial Term Loans to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3            Repayment of Term Loans. The Initial Term Loan of each Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing on, in the case of the Initial Term B Loans, September 30, 2022, in an amount equal to one quarter of one percent (0.25%) of the stated principal amount of the applicable Initial Term B Loans funded on the Closing Date (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.18(b), or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as set forth above for the Initial Term Loans made as of the Closing Date)), with the remaining balance thereof payable on the Term Maturity Date.

2.4            Revolving Commitments.

(a)            Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars or in any other Agreed Currency (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be (i) in the case of Revolving Loans denominated in Dollars, Term Benchmark Loans or ABR Loans and (ii) in the case of Revolving Loans denominated in an Alternative Currency, Term Benchmark Loans or RFR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b)            The Borrower shall repay all outstanding Revolving Loans of a Revolving Lender on the Revolving Termination Date.

2.5            Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent (i) in the case of Term Benchmark Loans denominated in Dollars, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, (ii) in the case of Term Benchmark Loans denominated in an Alternative Currency (other than Australian Dollars), prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, (iii) in the case of Term Benchmark Loans denominated in Australian Dollars, prior to 12:00 Noon, New York City time, four Business Days prior to the requested Borrowing Date, (iv) in the case of an RFR Loan denominated in Sterling, prior to 11:00 a.m., New York City time, five RFR Business Days prior to the requested Borrowing Date or (v) in the case of ABR Loans, prior to 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (w) the amount and Type of Revolving Loans to be borrowed (which, in the case of any Revolving Loans denominated in an Alternative Currency, shall be Term Benchmark Loans or RFR Loans), (x) the requested Borrowing Date, (y) the currency in which such Revolving Loan is to be borrowed and (z) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate applicable Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans or RFR Loans, the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon (or, in the case of ABR Loans being made pursuant to a notice delivered on the proposed Borrowing Date, 3:00 P.M.), New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent. If no election as to the Type of a Revolving Loan is specified, other than with respect to Revolving Loans denominated in an Alternative Currency, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term Benchmark Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected Dollars.

2.6            Swingline Loans.

(a)            Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.6, may, but shall have no obligation to, make Swingline Loans to the Borrower from time to time in Dollars during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the aggregate Revolving Extensions of Credit exceeding the Revolving Commitment then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan (i) to refinance an outstanding Swingline Loan or (ii) if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by making such Swingline Loan may have, Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans. Each Swingline Loan shall be an ABR Loan.

(b)            To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (promptly confirmed by telecopy), not later than 12:00 Noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, and proper wire instructions for the same. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.6(a), or (B) that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender shall make each Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Swingline Loans shall be made in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.

(c)            The Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan as set forth in Section 2.11.

(d)            The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice (and in any event, if such notice is received by 12:00 Noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 Noon, New York City time, on a Business Day no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Extensions of Credit to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 3.4 with respect to Loans made by such Lender (and Section 3.4 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(e)            If the Revolving Termination Date shall have occurred at a time when Extended Revolving Commitments under the Revolving Facility are in effect, then on the Revolving Termination Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Revolving Termination Date); provided that, if on the occurrence of the Revolving Termination Date (after giving effect to any repayments of Revolving Loans and any reallocation as contemplated in Section 3.4(d)), (i) there shall exist sufficient unutilized Extended Revolving Commitments under the Revolving Facility and (ii) the conditions set forth in Sections 5.2(a) and 5.2(b) shall be satisfied at such time so that the respective outstanding Swingline Loans could be incurred pursuant to such Extended Revolving Commitments which will remain in effect after the occurrence of the Revolving Termination Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to such Extended Revolving Commitments and such Swingline Loans shall not be so required to be repaid in full on the Revolving Termination Date.

(f)            Notwithstanding anything to the contrary contained in this Agreement, in the event a Revolving Lender becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Swingline Loans will automatically be reallocated among the Revolving Lenders that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Revolving Commitment of such Non-Defaulting Lender. If such reallocation cannot, or can only partially, be effected, the Borrower shall, within five Business Days after written notice from the Administrative Agent, pay to the Administrative Agent an amount of cash equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the outstanding Swingline Loans (after giving effect to any partial reallocation pursuant to the first sentence of this Section 2.6(f)) to be applied to the repayment of such Swingline Loans. So long as there is a Defaulting Lender, the Swingline Lender shall not be required to lend any Swingline Loans if the sum of, without duplication, the Non-Defaulting Lenders’ Revolving Percentages of the outstanding Revolving Loans and L/C Obligations and their participations in Swingline Loans after giving effect to any such requested Swingline Loans would exceed the aggregate Revolving Commitments of the Non-Defaulting Lenders (such excess, “Fronting Exposure”).

2.7            Defaulting Lenders.

(a)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(c) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent pursuant to Section 9.7; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) to any Issuing Lender or Swingline Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.7(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8            Repayment of Loans.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender, Term Lender or Swingline Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1), (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (iii) the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans that were outstanding on the date such borrowing was requested. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans and Swingline Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9            Commitment Fees, etc.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in Dollars, for the period from and including the Closing Date to the last day of the Revolving Commitment Period (or, if earlier, the termination of all Revolving Commitments), computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment (provided that, for purposes of this calculation, Swingline Exposure shall not constitute a Revolving Extension of Credit) of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (A) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (B) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)            The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.10            Termination or Reduction of Commitments.

(a)            The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments of any Tranche or, from time to time, to reduce the amount of the Revolving Commitments of any Tranche; provided that no such termination or reduction of Revolving Commitments of any Tranche shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit of such Tranche would exceed the total Revolving Commitments of such Tranche. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments of the applicable Tranche then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10 if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Upon the incurrence by Holdings or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

2.11            Optional Prepayments.

(a)            The Borrower may at any time and from time to time prepay any Tranche of Revolving Loans, the Swingline Loans or any Tranche of Term Loans, in whole or in part, without premium or penalty except as specifically provided in Section 2.11(b), upon irrevocable written notice delivered to the Administrative Agent no later than (i) 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans denominated in Dollars, (ii) 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans denominated in an Alternative Currency, (iii) 11:00 a.m., New York City time, five RFR Business Days prior thereto in the case RFR Loans denominated in Sterling, and (iv) 12:00 Noon, New York City time, on the date of prepayment, in the case of ABR Loans and Swingline Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of a Tranche of Revolving Loans or Swingline Loans or a Tranche of Term Loans and (z) whether the prepayment is of Term Benchmark Loans, RFR Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof (in the case of prepayments of Term Benchmark Loans or RFR Loans), and in each case shall be subject to the provisions of Section 2.18.

(b)            Any prepayment made pursuant to this Section 2.11 or Section 2.12(a) of the Initial Term B Loans as a result of a Repricing Transaction shall be accompanied by a prepayment fee, which shall initially be 1% of the aggregate principal amount prepaid and shall decline to 0% on and after the six-month anniversary of the Closing Date.

(c)            In connection with any optional prepayments by the Borrower of the Term Loans pursuant to this Section 2.11, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Term Benchmark Loans.

2.12            Mandatory Prepayments.

(a)            Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness permitted to be incurred in accordance with Section 7.2, other than Permitted Refinancing Obligations in respect of Term Loans or in accordance with Section 7.2(v)(A)(II)) shall be incurred by Holdings or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b)            Unless the Required Prepayment Lenders shall otherwise agree, and subject to the proviso below, if on any date Holdings or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) if a Reinvestment Notice has been delivered to the Administrative Agent, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event on the applicable Reinvestment Prepayment Date, (ii) on the date (the “Trigger Date”) that is six months after any such Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date and (iii) the proceeds of the Sports Betting Business Disposition shall not be required to prepay the Term Loans.

(c)            Unless the Required Prepayment Lenders shall otherwise agree, if, for any Excess Cash Flow Period, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (A) the Excess Cash Flow Percentage of such Excess Cash Flow minus (B) the aggregate amount of all prepayments of Revolving Loans during such Excess Cash Flow Period to the extent accompanied by permanent optional reductions of the Revolving Commitments, and all optional prepayments of Term Loans during such Excess Cash Flow Period (excluding any such optional prepayments during such Excess Cash Flow Period which the Borrower elected to apply to the calculation pursuant to this paragraph (c) in a prior Excess Cash Flow Period) and, at the option of the Borrower, optional prepayments of Term Loans after such Excess Cash Flow Period but prior to the time of the Excess Cash Flow Application Date, in each case other than to the extent any such prepayment is funded with the proceeds of long-term Indebtedness or Cure Amounts and other than Loans repurchased pursuant to Dutch Auctions or Open Market Purchases, toward the prepayment of Term Loans as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(d)            Amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.12, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Term Benchmark Loans and with respect to prepayments pursuant to Section 2.12(b) such Net Cash Proceeds may be applied, along with such prepayment of Term Loans (to the extent the Borrower elects, or is required by the terms thereof), to purchase, redeem or repay any Pari Passu Debt, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such prepayments of Term Loans; provided that with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Term Benchmark Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)            Notwithstanding anything to the contrary in Section 2.12 or 2.18, with respect to the amount of any mandatory prepayment pursuant to Section 2.12(b) or (c) (such amount, the “Term Prepayment Amount”), the Borrower may, in its sole discretion, in lieu of applying such amount to the prepayment of Term Loans as provided in paragraph (d) above, on the date specified in this Section 2.12 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender (which, for avoidance of doubt, includes each New Term Lender and Extending Lender holding Term Loans) a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit H (or such other form approved by the Administrative Agent), and shall include an offer by the Borrower to prepay, on the date (each, a “Mandatory Prepayment Date”) that is ten Business Days after the date of the Prepayment Option Notice, the Term Loans of such Lender by an amount equal to the portion of the Term Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. Each Term Lender may reject all or a portion of its Term Prepayment Amount by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) five Business Days after such Term Lender’s receipt of the Prepayment Option Notice (which notice shall specify the principal amount of the Term Prepayment Amount to be rejected by such Lender) (such rejected amounts collectively, the “Declined Amount”); provided that any Term Lender’s failure to so reject such Term Prepayment Amount shall be deemed an acceptance by such Term Lender of such Prepayment Option Notice and the amount to be prepaid in respect of Term Loans held by such Term Lender. On the Mandatory Prepayment Date, the Borrower shall pay to the relevant Term Lenders the aggregate amount necessary to prepay that portion of the outstanding Term Loans in respect of which such Lenders have (or are deemed to have) accepted prepayment as described above.

(f)            If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments (other than as a result of any revaluation of the Dollar Equivalent of Revolving Loans or the L/C Obligations on any Revaluation Date in accordance with Section 1.4, in which case, if the aggregate Revolving Extensions of Credit would exceed 105% of the aggregate Revolving Commitments), the Borrower shall promptly prepay Revolving Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the aggregate principal amount equal to such excess to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(g)            Notwithstanding any other provisions of this Section 2.12, (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”) or the Net Cash Proceeds of any Recovery Event with respect to a Foreign Subsidiary (a “Foreign Recovery Event”), in each case giving rise to a prepayment event pursuant to Section 2.12(b), or Excess Cash Flow derived from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.12(c), are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit or restricts repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans in accordance with this Section 2.12 and (B) to the extent that and only for so long as the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Sale or any Foreign Recovery Event or any Excess Cash Flow derived from a Foreign Subsidiary would have a material adverse tax consequence (taking into account any foreign tax credit or benefit, in the Borrower’s reasonable judgment, expected to be realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

2.13            Conversion and Continuation Options.

(a)            The Borrower may elect from time to time to convert Term Benchmark Loans (other than Term Benchmark Loans denominated in an Alternative Currency) made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date; provided that if any Term Benchmark Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Term Benchmark Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. This Section 2.13 shall not apply to Swingline Loans, which may not be converted or continued.

(b)            Any Term Benchmark Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than (i) 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date in the case of Term Benchmark Loans denominated in Dollars and (ii) 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date in the case of Term Benchmark Loans denominated in an Alternative Currency, in each case, of the length of the next Interest Period to be applicable to such Loans; provided that if any Term Benchmark Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph such Term Benchmark Loans shall be automatically continued as Term Benchmark Loans having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and (ii) if such continuation is not permitted pursuant to the preceding proviso, such Term Benchmark Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14            Minimum Amounts and Maximum Number of Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans shall be equal to the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof and (b) no more than twelve borrowings of Term Benchmark Loans shall be outstanding at any one time.

2.15            Interest Rates and Payment Dates.

(a)            Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate, Adjusted CDOR Rate, Adjusted EURIBOR Rate or Adjusted BBSY Rate, as applicable determined for such day plus the Applicable Margin.

(b)            Each ABR Loan and each Swingline Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)            Each RFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Margin.

(d)            (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(d) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.15(d) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(e)            Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.15 shall be payable from time to time on demand.

2.16          Computation of Interest and Fees.

(a)            Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans (except for ABR computations in respect of clauses (b) and (c) of the definition thereof), Term Benchmark Loans computed by reference to the Adjusted CDOR Rate and Adjusted BBSY Rate and RFR Loans computed by reference to Daily Simple RFR, shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Term Benchmark or RFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a), Section 2.15(b) and Section 2.15(c).

2.17          Inability to Determine Interest Rate. (a)  Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.17, if:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a borrowing of Term Benchmark Loans, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted CDOR Rate, the CDOR Screen Rate, the Adjusted BBSY Rate or the BBSY Screen Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency, or

(ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a borrowing of Term Benchmark Loans, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate or the Adjusted BBSY Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 2.13 or a new borrowing request in accordance with the terms of Section 2.5, (A) for Loans denominated in Dollars, any interest election request that requests the conversion of any borrowing to, or continuation of any borrowing as, a Term Benchmark Loan and any borrowing request that requests a Term Benchmark Loan shall instead be deemed to be an interest election request or a borrowing request, as applicable, for (x) an RFR Loan denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Loans is not also the subject of Section 2.17(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.17(a)(i) or (ii) above and (B) for Loans denominated in an Alternative Currency, any interest election request that requests the continuation of any Loan as, a Term Benchmark Loan and any borrowing request that requests a Term Benchmark Loan or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then all other Types of Loans shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.17(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.13, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.17(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Facility Lenders of the applicable Facility or Facilities.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, CDOR Screen Rate or BBSY Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Loan or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Loan denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.17, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

2.18          Pro Rata Treatment and Payments.

(a)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.9, 2.10(b), 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the relevant Lenders other than reductions of Revolving Commitments pursuant to Section 2.24 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment. Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)            Each mandatory prepayment of the Term Loans shall be allocated among the Tranches of Term Loans then outstanding pro rata, in each case except as affected by the opt-out provision under Section 2.12(e); provided, that at the request of the Borrower, in lieu of such application to the Term Loans on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis; provided, further, that in connection with a mandatory prepayment under Section 2.12(a) in connection with the incurrence of Permitted Refinancing Obligations, such prepayment shall be allocated to the Tranches as specified by the Borrower (but to the Loans within such Tranches on a pro rata basis). Each optional prepayment and mandatory prepayment of the Term Loans shall be applied to the remaining installments thereof as specified by the Borrower (and absent such specification, in direct order of maturity). Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit. Each payment of principal in respect of Swingline Loans shall be made in accordance with Section 2.6.

(d)            All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to (i) except with respect to principal of and interest on Loans denominated in an Alternative Currency, 3:00 p.m., New York City time, on the due date thereof in Dollars and (ii) in the case of payments with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the dates specified herein in the applicable Alternative Currency, in each case, to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after such time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(e)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(f)             Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(g)            Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(a)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

2.19          Requirements of Law.

(a)             Except with respect to Excluded Taxes and Indemnified Taxes, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)             shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the applicable Term Benchmark or RFR hereunder;

(ii)            shall subject any Recipient to any Taxes on its loans, letters of credit, commitments, or other obligations or its deposits, reserves, other liability or capital attributable thereto; or

(iii)           shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or RFR Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)            A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefor was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

(d)             Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)             For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender and Swingline Lender.

2.20             Taxes.

(a)             Except as required by applicable Requirement of Law, all payments made by any Loan Party under any Loan Document to any Recipient shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Taxes are required by any applicable Requirement of Law to be deducted or withheld from any such payments by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirement of Law and, if such Tax is an Indemnified Tax, the amounts so payable by the applicable Loan Party shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes has been made (including Indemnified Taxes attributable to amounts payable under this Section 2.20) by the applicable withholding agent, the applicable Lender (or, in the case of any amount received by an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)             In addition, the Borrower or any Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Requirement of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)             As promptly as possible after payment by any Loan Party of any Taxes to a Governmental Authority pursuant to this Section 2.20, the Borrower shall deliver to the Administrative Agent a certified copy of an original official receipt received by the applicable Loan Party showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or any applicable Lender.

(d)             The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable pursuant to Section 2.20(a)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) a certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i), (e)(iii) and (e)(iv) of this Section 2.20) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing

(i)             Each Lender (and, in the case of a pass-through entity, each of its beneficial owners) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate and complete, duly executed copies of whichever of the following is applicable:

(A)             in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty,

(B)             IRS Form W-8ECI,

(C)             in the case of a Non-US Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit E-1 (a “US Tax Compliance Certificate”) and IRS Form W-8BEN or W-8BEN-E, as applicable, or

(D)             to the extent a Non-US Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner.

(ii)             Each Non-US Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate and complete, duly executed copies of any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)             Each Lender (and, in the case of a Lender that is a pass-through entity, each of its beneficial owners) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two accurate and complete, duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(iv)             If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by Requirement of Law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)             Notwithstanding any other provision of this Section 2.20(e), a Lender shall not be required to deliver any form pursuant to this Section 2.20(e) that such Lender is not legally eligible to deliver.

(vi)             Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.20(e)

(f)             On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect), the Administrative Agent will deliver to the Borrower either (i) an executed copy of IRS Form W-9, or (ii) (x) with respect to any amounts received on its own account, an executed copy of an applicable IRS Form W-8ECI, and (y) with respect to any amounts received for or on account of any Lender, an executed copy of IRS Form W-8IMY certifying that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes with respect to payments received by it from any Borrower in its capacity as Administrative Agent, as applicable; provided, that the Administrative Agent shall not be obligated to deliver any form or certification that it is not legally eligible to deliver as a result of a change in any Requirement of Law after the date it becomes the Administrative Agent under this Agreement. The Administrative Agent shall promptly notify the Borrowers at any time it determines that it is no longer legally eligible to provide the certification described in the prior sentence.

(g)             If any Recipient determines, in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.20 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.20(g) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person. In no event will any Recipient be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h)             The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

(i)             For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender or Swingline Lender.

2.21             Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after the Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of or conversion from Term Benchmark Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22             Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Term Benchmark Loans or RFR Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Term Benchmark Loans or RFR Loans, as applicable, continue Term Benchmark Loans or RFR Loans as such and convert ABR Loans to Term Benchmark Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Term Benchmark Loans or RFR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23             Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24             Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender, Issuing Lender or Swingline Lender (each such Lender, Issuing Lender or Swingline Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts or Indemnified Taxes to any Governmental Authority or Lender pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, (iii) is, or the Borrower reasonably believes could constitute, a Disqualified Institution, or (iv) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement (or, in the case of a replacement of an Issuing Lender or Swingline Lender, comply with the provisions of Section 9.9(c) (to the extent applicable as if such Lender was resigning as Administrative Agent)), (C) the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Term Benchmark Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender or Swingline Lender, customary assignment documentation), (F) the Borrower shall pay all additional amounts or Indemnified Taxes (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iv) above, the replacement financial entity or financial entities shall consent to such amendment or waiver, (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender and (I) if such replacement is in connection with a Repricing Transaction prior to the six-month anniversary of the Closing Date, the Borrower or the replacement Lender shall pay the Replaced Lender a fee equal to 1% of the aggregate principal amount of its Initial Term B Loans required to be assigned pursuant to this Section 2.24. Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. The termination of the Revolving Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

2.25             Incremental Loans.

(a)             The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans (each, a “New Term Loan Commitment”), increases of existing Term Loans (each, a “Supplemental Term Loan Commitment”), the establishments of one or more new Tranches of revolving loans (each, a “New Revolving Loan Commitment”) or increases of existing Revolving Commitments (each, a “Supplemental Revolving Commitment Increase”; together with any New Term Loan Commitments, any Supplemental Term Loan Commitments and any New Revolving Loan Commitments, the “New Loan Commitments”) hereunder, in an aggregate amount for all such New Loan Commitments (when taken together with any New Incremental Notes issued prior to, or that will be issued concurrently with, the effectiveness of the respective New Loan Commitments) not in excess of, at the time the respective New Loan Commitments become effective, the Maximum Incremental Facilities Amount. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, and (ii) in the case of a Supplemental Revolving Commitment Increase, the Tranche (or Tranches) of Revolving Commitments to be so increased (and, if more than one Tranche of Revolving Commitments will be increased, the amount of the aggregate Supplemental Revolving Commitment Increase to be allocated to each such Tranche); provided that (x) any Lender offered or approached to provide all or a portion of any New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments and (y) any Person that the Borrower proposes to become a New Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Supplemental Revolving Commitment Increase or New Revolving Loan Commitment, to each Issuing Lender and the Swingline Lender, in each case, to the extent its consent would be required to assign Loans to any such Eligible Assignee.

(b)             Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i) no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Loans pursuant thereto and any transaction consummated in connection therewith subject to the Permitted Acquisition Provisions (as defined below) and the Limited Condition Acquisition Provision, in connection with any acquisition or investment being made with the proceeds thereof; (ii) the proceeds of any New Loans shall be used, at the discretion of the Borrower, for any purpose not prohibited by this Agreement; (iii) the New Loans (x) if secured by the Collateral, shall be secured by the Collateral on a pari passu or junior basis to the Obligations) and (y) shall not have any guarantors other than the Guarantors; (iv) in the case of New Loans that are term loans (“New Term Loans”), the maturity date thereof shall not be earlier than the Latest Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of the Latest Maturing Term Loans (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable); (v) in the case of any Supplemental Revolving Commitment Increase, (A) the maturity date of such Supplemental Revolving Commitment Increase shall be the same as the Revolving Termination Date, (B) such Supplemental Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Termination Date and (C) such Supplemental Revolving Commitment Increase shall be on the same terms (other than upfront fees and arranger fees payable in connection therewith) and pursuant to the same documentation applicable to the Revolving Facility (and, if applicable, an Incremental Amendment); (vi) in the case of New Revolving Loan Commitments, (A) the maturity date of such New Revolving Loan Commitment shall be no earlier than the Revolving Termination Date, (B) such New Revolving Loan Commitment shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Termination Date and (C) all other terms and documentation with respect to such New Revolving Loan Commitment (other than pricing and fees) shall be substantially identical to the terms applicable to the Revolving Loans in effect on the Closing Date (or, if not substantially identical, shall be no less favorable (when take as a whole) to the lenders providing such New Revolving Loan Commitments (other than with respect to any covenants or other provisions that are applicable only to periods after the Latest Maturity Date existing at such time of incurrence of such New Revolving Loan Commitments); (vii) all terms and documentation with respect to any New Term Loans which differ from those with respect to the Initial Term Loans shall be reasonably satisfactory to the Administrative Agent (except to the extent permitted by clauses (iii) and (iv) above and the second to last sentence of this paragraph); provided that the terms of any Supplemental Revolving Commitment Increase shall be identical to the terms of the applicable Tranche (or Tranches, as the case may be) of the Revolving Facility; (viii) such New Loans or New Loan Commitments shall be effected pursuant to one or more Incremental Amendments executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (ix) to the extent reasonably requested by the Administrative Agent, the Borrower shall deliver or cause to be delivered (A) customary legal opinions and (B) certified copies of the resolutions or other applicable corporate action of each applicable Loan Party approving its entry into such documents and the transactions contemplated thereby; and (x) if the initial “spread” (for purposes of this Section 2.25, the “spread” with respect to any Term Loan shall be calculated as the sum of the Term Benchmark Loan margin on the relevant Term Loan plus any original issue discount or upfront fees in lieu of original issue discount (other than any bona fide arranging fees, structuring fees, syndication fees, ticking fees, underwriting fees and commitment fees paid to the arrangers thereof and not shared ratably with the lenders or holders of such Term Loans) (based on an assumed four-year average life for the applicable Facilities (e.g., 100 basis points in original issue discount or upfront fees equals 25 basis points of interest rate margin))) relating to any New Term Loan denominated in Dollars and incurred on or prior to the date that is 6 months after the Closing Date exceeds the spread then in effect with respect to the Initial Term Loans by more than 0.50%, the Applicable Margin relating to the Initial Term Loans shall be adjusted so that the spread relating to such New Term Loans does not exceed the spread applicable to the Initial Term Loans by more than 0.50%; provided that if such New Term Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans shall be increased by such amount. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Loan Commitments shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Incremental Amendment. Notwithstanding anything to the contrary above, in connection with the incurrence of any New Term Loans, if the proceeds of such New Term Loans are, substantially concurrently with the receipt thereof, to be used, in whole or in part, by the Borrower or any other Loan Party to finance, in whole or in part, a Permitted Acquisition, then (A) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Increase Amount Date shall be (x) customary “specified representations” and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Borrower (or any Affiliate of Holdings or the Borrower) has the right to terminate the obligations of Holdings, the Borrower or such Affiliate under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement and (B) no Event of Default under Sections 8.1(a) or (f) would exist after giving effect to such incurrence (“Permitted Acquisition Provisions”).

(c)             On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment.

(d)             For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.

(e)             Supplemental Term Loan Commitments and Supplemental Revolving Commitment Increases shall become commitments under this Agreement pursuant to an Incremental Amendment, executed by the Borrower, the Administrative Agent and each increasing Lender and/or New Lender, as applicable, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Incremental Amendment, each New Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Supplemental Revolving Commitment Increase shall be Revolving Commitments, as applicable.

2.26             Extension of Term Loans and Revolving Commitments.

(a)             The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche,” and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche,” and the Revolving Loans of such Existing Revolving Tranche, the “Existing Revolving Loans,” and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche,” as applicable, and each an “Extended Tranche,” and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments,” as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans or Revolving Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or the applicable Revolving Commitments) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the weighted average life to maturity of such Extended Tranche would be no shorter than the remaining weighted average life to maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Term Loans or Revolving Commitments, as applicable, set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)             The Borrower shall provide the applicable Extension Request at least 10 Business Days (or such shorter period as the Administrative Agent may agree to) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.26.

(c)             Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Extended Term Tranches than such Existing Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.

(d)             Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e)             If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower or the assignee in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption, by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption, and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption, as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f)             Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)             With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and which may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27             Additional Alternative Currencies.

(a)             The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lender.

(b)             Any such request shall be made to the Administrative Agent not later than 11:00 a.m. ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Lender. Each such Revolving Lender (in the case of any such request pertaining to Revolving Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in the requested currency.

(c)             Any failure by any Revolving Lender or any Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender or Issuing Lender, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders that would be obligated to make Revolving Loans denominated in such requested currency consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans; and if the Administrative Agent and the relevant Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 2.27, the Administrative Agent shall promptly so notify the Borrower.

SECTION 3.           LETTERS OF CREDIT

3.1             L/C Commitment.

(a)             Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees, to issue Letters of Credit under the Revolving Commitments for the account of the Borrower or any of its Restricted Subsidiaries on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the amount of Letters of Credit issued by such Issuing Lender would exceed its Letter of Credit Commitment or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or any Alternative Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is three Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped or otherwise supported, in each case in a manner agreed to by the Borrower and the Issuing Lender); provided that any Letter of Credit with a one-year term may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)             No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

3.2             Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days), completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Such Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the relevant Issuing Lender, by personal delivery or by any other means acceptable to the relevant Issuing Lender. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3             Fees and Other Charges.

(a)             The Borrower will pay a fee, in Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans and RFR Loans under the Revolving Facility, on the Dollar Equivalent of the amount of such Letter of Credit, which fee shall be shared ratably among the applicable Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue (x) for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d), (y) for the account of the Borrower with respect to any L/C Shortfall if the Borrower has paid to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the applicable Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, or (z) for the account of the applicable Issuing Lenders, in any other instance, in each case so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in Dollars, on the Dollar Equivalent of the aggregate amount of all outstanding Letters of Credit issued by it to the Borrower, equal to 0.125% per annum, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)             In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for standard costs and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.

3.4             L/C Participations.

(a)             Each Issuing Lender irrevocably agrees to grant and hereby grants to L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each drawing paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a drawing is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the Dollar Equivalent of the amount of such drawing, or any part thereof, that is not so reimbursed (“L/C Disbursements”); provided that, nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence, bad faith or willful misconduct of the Issuing Lender. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)             If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error.

(c)             Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), if the Administrative Agent receives for the account of the Issuing Lender any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Administrative Agent), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)             Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s applicable Revolving Percentage in all outstanding Letters of Credit under the relevant Facility will automatically be reallocated among the applicable L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s applicable Revolving Percentage (calculated without regard to the Revolving Commitments of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit under the relevant Facility of any Non-Defaulting Lender to exceed the Revolving Commitments under the relevant Facility of such Non-Defaulting Lender. If such reallocation cannot, or can only partially, be effected the Borrower shall, within five Business Days after written notice from the Administrative Agent, pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s applicable Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations under the relevant Facility (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent. So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ applicable Revolving Percentages of the outstanding Revolving Loans and their participations in Letters of Credit, in each case under the relevant Facility, after giving effect to any such requested Letter of Credit would exceed (each such excess, the “L/C Shortfall”) the aggregate applicable Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)             If, on any date, the L/C Obligations would exceed 105% of the L/C Commitment (including as a result of any revaluation of the Dollar Equivalent of the L/C Obligations on any Revaluation Date in accordance with Section 1.4), the Borrower shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount by which the L/C Obligations exceed the L/C Commitment, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5             Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on the Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of a drawing presented under any Letter of Credit issued or continued by such Issuing Lender at the Borrower’s request (including any Letters of Credit issued for the account of a Restricted Subsidiary and the Existing Letters of Credit) and paid by such Issuing Lender for the amount of (a) such drawing so paid and (b) any reasonable fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment and, without limiting the Borrower’s obligations in respect thereof under this Section 3.5, notified in reasonable detail to the Borrower on the date of the drawing so paid. Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice (which notice shall be provided on the date the relevant drawing is paid), the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c). In the case of any such reimbursement in Dollars with respect to a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing so paid promptly following the determination thereof.

3.6             Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact later prove to be invalid, fraudulent or forged; (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred; (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee; (iv) any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the ICC, are not within the responsibility of such Issuing Lender; (v) waiver by such Issuing Lender of any requirement that exists for such Issuing Lender’s protection and not the protection of the Borrower or any waiver by such Issuing Lender which does not in fact materially prejudice the Borrower; (vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; (vii) any payment made by such Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable; (viii) any payment by such Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or (x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary, except, in each case, for errors, omissions, interruptions or delays resulting from the gross negligence, bad faith or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence, bad faith or willful misconduct of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7             Role of the Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lenders shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by a Letter of Credit) or to ascertain or inquire as to the validity, authenticity or accuracy of any such document (provided that the Issuing Lenders will determine whether such documents appear on their face to be in order) or the authority of the Person executing or delivering any such document. None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lenders shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Facility Lenders or the Borrower, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Application, or any other document, agreement and instrument entered into by such Issuing Lender and the Borrower (or any Restricted Subsidiary) or in favor of such Issuing Lender and relating to such Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lenders shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 3.6; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the relevant Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct, bad faith or gross negligence, as determined by a court of competent jurisdiction by a final and nonappealable judgment, or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents expressly required by and strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, and provided that a Letter of Credit is issued permitting transfer then the Issuing Lenders shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Lenders may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary, as agreed to with the Borrower.

3.8             Letter of Credit Payments. If any drawing shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.9             Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

3.10          Applicability of ISP and UCP3.11. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.11             Resignation of Issuing Lender. To the extent any Issuing Lender (or its relevant Affiliates) is no longer a Revolving Lender hereunder, such Issuing Lender may resign by giving 30 days prior notice to the Administrative Agent, the Revolving Lenders, and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

SECTION 4.           REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings and the Borrower hereby represents and warrants (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (after giving effect to the Transactions) and on the date of each borrowing of Loans or issuance, extension, increase or renewal of a Letter of Credit hereunder that:

4.1             Financial Condition. The audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2019, December 31, 2020 and December 31, 2021, and the related statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the financial condition of Holdings and its Subsidiaries as at such dates and the results of their operations, their cash flows and their changes in stockholders’ equity for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

4.2             No Change. Since December 31, 2021, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

4.3             Existence; Compliance with Law. Except as set forth in Schedule 4.3, each of Holdings and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or other entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4             Corporate Power; Authorization; Enforceable Obligations.

(a)             Each Loan Party has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)             No consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by any Loan Party for the extensions of credit hereunder or such Loan Party’s execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents to which it is party, as against or with respect to such Loan Party, except (i) consents, authorizations, filings and notices described in Schedule 4.4, (ii) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (iii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iv) the filings referred to in Section 4.17.

(c)             Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the applicable Loan Parties), this Agreement constitutes, and each other Loan Document upon execution and delivery by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of each such Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability thereof is governed by the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5             No Legal Bar. Assuming the consents, authorizations, filings and notices referred to in Section 4.4(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on Holdings or any of its Restricted Subsidiaries, (c) except as would not reasonably be expected to have a Material Adverse Effect, violate any Contractual Obligation of Holdings or any of its Restricted Subsidiaries or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6             No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding by or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against Holdings or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7             [Reserved.].

4.8             Ownership of Property; Liens. Except as set forth in Schedule 4.8A, each of Holdings and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all of its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.8B lists all Real Property located in the United States and owned in fee simple with a Fair Market Value in excess of $20,000,000 by any Loan Party as of the Closing Date.

4.9            Intellectual Property. Each of Holdings and its Restricted Subsidiaries owns, or has a valid license or right to use all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, the use of such Intellectual Property by Holdings or its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. Holdings and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10             Taxes. Each of Holdings and its Restricted Subsidiaries (a) has filed or caused to be filed all Tax returns that are required to be filed and (b) has paid or caused to be paid all Taxes shown to be due and payable on said returns and all other Taxes due and payable that are imposed on it or on any of its Property by any Governmental Authority, except in each case (i) any Taxes the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Holdings or such Restricted Subsidiary, as the case may be, or (ii) where the failure to file such Tax returns or pay such Taxes would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.11           Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

4.12          ERISA.

(a)             Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA), whether or not waived, has occurred during the five year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of Holdings or any of its Restricted Subsidiaries, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the aggregate value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of Holdings or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in liability under Title IV of ERISA; (iv) none of Holdings or any of its Restricted Subsidiaries would become subject to any liability under ERISA if Holdings or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent.

(b)             Holdings and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability or Lien under ERISA or the Code with respect to any “plan” within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained or contributed to by a Commonly Controlled Entity (other than Holdings and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) as a result of being treated as a single employer within the meaning of Section 414 of the Code with such Commonly Controlled Entity that would reasonably be likely to have a Material Adverse Effect.

(c)             The Borrower represents and warrants as of the Closing Date that the Borrower is not a Benefit Plan.

4.13         Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.14         Subsidiaries. The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of Holdings at the Closing Date (after giving effect to the Transactions). Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

4.15          Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of Holdings or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to, or has received notice of any claim, proceeding or action that would be reasonably expected to cause Holdings or any of its Restricted Subsidiaries to incur or be subject to, any Environmental Liability.

4.16          Accuracy of Information, etc. As of the Closing Date, no written statement or written information (excluding the projections, other forward looking statements and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them (in their capacities as such), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including the Transactions, when taken as a whole, contained as of the date such statement, information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections, other forward looking statements and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17         Security Documents.

(a)            The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral); provided that for purposes of this Section 4.17(a), Collateral shall be deemed to exclude any Property expressly excluded from the definition of “Collateral” as set forth in the Guarantee and Collateral Agreement (the “Excluded Collateral”). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement (other than Excluded Collateral) when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent together with any proper endorsements executed in blank and (ii) the Collateral described in the Guarantee and Collateral Agreement (other than Excluded Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) and the filings specified on Schedule 3 to the Guarantee and Collateral Agreement (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior in right to the Lien of any other Person (except (i) Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b)           Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b) or 6.10, such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18          Solvency. As of the Closing Date, Holdings and its Subsidiaries are (on a consolidated basis), and immediately after giving effect to the Transactions will be, Solvent.

4.19          Anti-Terrorism. (a) Holdings and its Restricted Subsidiaries are in compliance with the USA Patriot Act and (b) none of Holdings and its Restricted Subsidiaries is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

4.20          Use of Proceeds. The Borrower will use the proceeds of the Loans and use the Letters of Credit solely in compliance with Section 6.9 of this Agreement.

4.21          Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings or its Restricted Subsidiaries pending or, to the knowledge of Holdings and the Borrower, threatened, (b) hours worked by and payment made to employees of Holdings or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters and (c) all payments due from Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or such Restricted Subsidiary, as applicable.

4.22          Senior Indebtedness. The Obligations constitute senior Indebtedness.

4.23          OFAC. No Loan Party, nor any of its Subsidiaries, directors or officer nor, to the knowledge of any Loan Party, any other Related Party, is, or is owned or controlled by Persons that are (i) currently the subject or target of any Sanctions, (ii) located, organized or residing in any Designated Jurisdiction, or (iii) or have been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions (a “Sanctioned Person”) or who is located, organized or residing in any Designated Jurisdiction. No Loan or Letter of Credit, nor the proceeds from any Loan or Letter of Credit, has been or will be used, directly or knowingly indirectly, to lend, contribute, provide or has otherwise been or will be made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Sanctioned Person or of any Person located, organized or residing in any Designated Jurisdiction or who, at the time of such funding is or was the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Lead Arranger, Administrative Agent, Issuing Lender or Swingline Lender) of Sanctions.

4.24          FCPA. Holdings, the Borrower and each of its Subsidiaries is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, except as would not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans and no Letter of Credit has been or will be used by Holdings or its Subsidiaries, directly or knowingly indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, in each case, except as would not reasonably be expected to have a Material Adverse Effect. No Loan Party, nor any of their Subsidiaries, directors or officers, or to the knowledge of any Loan Part, any other Related Party, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and each Loan Party has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

4.25          Beneficial Ownership.  As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 5.           CONDITIONS PRECEDENT

5.1            Conditions to Initial Extension of Credit on the Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)            Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings and the Borrower and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor;

(b)            Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects in the case of Section 4.2 or if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of the Closing Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date;

(c)            Borrowing Notice. The Administrative Agent shall have received a notice of borrowing from the Borrower with respect to the Initial Term Loans and, if applicable, any Revolving Loans to be made on the Closing Date;

(d)            Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(e)            Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (i) Latham & Watkins LLP, special New York counsel to the Loan Parties, and (ii) Brownstein Hyatt Farber Schreck, LLP, local Nevada counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(f)            Closing Certificate. The Administrative Agent shall have received a certificate of (i) the Borrower and each of the other Loan Parties, dated as of the Closing Date, each substantially in the form of Exhibit C, with appropriate insertions and attachments and (ii) the Borrower certifying satisfaction of the conditions set forth in clause (b) above;

(g)            USA Patriot Act; Beneficial Ownership Regulation. The Lenders shall have received from the Borrower and each of the Loan Parties (a) at least 3 Business Days prior to the Closing Date, documentation and other information requested by any Lender no less than 10 calendar days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (b) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Lender that requests a Beneficial Ownership Certification will have received, at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, to the extent that the Agents have reasonably requested such certification in writing at least 10 Business Days prior to the Closing Date;

(h)            Filings. Each Uniform Commercial Code financing statement and each intellectual property security agreement required by the Security Documents to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing;

(i)            Pledged Stock; Stock Powers. Subject to the receipt of any required Gaming Approvals, the Collateral Agent shall have received the certificates, if any, representing the shares of Capital Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(j)            Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of Holdings, substantially in the form of Exhibit F, after giving effect to the Transactions;

(k)            Refinancing. The Refinancing shall have been, or shall substantially concurrently with the initial borrowing under the Facilities be, consummated, and all security interests in respect of, and Liens securing, the Indebtedness and other obligations thereunder created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released (or arrangements therefor reasonably satisfactory to the Administrative Agent shall have been made), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent;

(l)            [Reserved.]

(m)           Lien Searches. The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements will be made to evidence or perfect security interests required to be evidenced or perfected, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date; and

(n)            Perfection Certificate. The Collateral Agent shall have received the Perfection Certificate, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

5.2            Conditions to Each Revolving Loan Extension of Credit After Closing Date . The agreement of each Lender to make any Loan or to issue or participate in any Letter of Credit hereunder on any date after the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            Representations and Warranties. Subject, in the case of any borrowings in connection with a Limited Condition Acquisition, to the limitations in Section 1.2, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date.

(b)            No Default. Subject, in the case of any borrowings in connection with a Limited Condition Acquisition, to the limitations in Section 1.2, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)            Borrowing Notice. In the case of a borrowing of any Loans, the Administrative Agent shall have received a notice of borrowing from the Borrower in accordance with Section 2.5 (or, in the case of a Swingline Loan, 2.6).

Each borrowing of a Loan by and issuance, extension, increase or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.           AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped or otherwise supported, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), Holdings and the Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2, Section 6.7 and Section 6.11) each of the Restricted Subsidiaries to:

6.1            Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform):

(a)            within 90 days after the end of each fiscal year of Holdings (provided that, to the extent that the SEC or other regulatory body (as applicable) has granted the ability to extend any annual financial statement reporting deadline generally to all non-accelerated filers, and such extended deadline would be later than the deadline for delivery of annual financial statements hereunder, then such extended time period for delivery shall apply), commencing with the fiscal year ending December 31, 2022, (i) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth, commencing with the financial statements with respect to the fiscal year ending December 31, 2022, in comparative form the figures as of the end of and for the previous year, reported on without qualification, exception or explanatory paragraph as to “going concern” or arising out of the scope of the audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly with respect to, or expressly resulting from, (w) an upcoming maturity date of any Indebtedness, (x) a potential or prospective inability to comply with a financial maintenance covenant (including the covenant set forth in Section 7.1), (y) any “emphasis of matter” or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries), by Deloitte & Touche LLP or another audit firm that has been registered with the PCAOB and that is inspected on an annual basis by the PCAOB and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal year; and

(b)            within 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings (provided that, to the extent that the SEC or other regulatory body (as applicable) has granted the ability to extend any quarterly financial statement reporting deadline generally to all non-accelerated filers, and such extended deadline would be later than the deadline for delivery of the quarterly financial statements hereunder, then such extended time period for delivery shall apply), commencing with the fiscal quarter ending March 31, 2022, (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of Holdings and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes) and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter;

all such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of complete footnotes). Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (d) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that (i) such financial statements or deliverable (as applicable) is posted on the SEC’s website at www.sec.gov (including, for the avoidance of doubt, any filing on Form 10-K or Form 10-Q) or the website for Holdings and (ii) the Administrative Agent has been provided written notice of such posting. In addition, to the extent that there are any Unrestricted Subsidiaries, Holdings shall deliver, with the financial statements required by clauses (a) and (b) above, a schedule eliminating such Unrestricted Subsidiaries and reconciling such information to the financial statements required to be delivered in reasonable detail.

Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically with written notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2            Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e) below, to the relevant Lender:

(a)            to the extent permitted by the internal policies of Deloitte & Touche LLP or such other audit firm that has been registered with the PCAOB and that is inspected on an annual basis by the PCAOB, concurrently with the delivery of the financial statements referred to in Section 6.1(a), solely to the extent that the financial covenant in Section 7.1 was subject to testing during such fiscal year, a certificate of Deloitte & Touche LLP or such other audit firm in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising from a breach of Section 7.1, except as specified in such certificate;

(b)            concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower (x) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (y) containing information and calculations reasonably necessary for determining, on a consolidated basis, compliance by Holdings and its Restricted Subsidiaries with the provisions of this Agreement referred to therein, including Section 7.1 (whether or not then required to be tested), and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred, (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) and (z) solely in the case of financial statements delivered pursuant to 6.1(a), a listing of any material registrations of or applications for United States Intellectual Property by any Loan Party;

(c)            not later than 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2022, a consolidated forecast for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income);

(d)            promptly after the same are sent, copies of all financial statements and material reports that Holdings sends to the holders of any class of its debt securities or public equity securities (except for those provided solely to the Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(e)            promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of Holdings or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on Holdings’ website or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, the SEC’s website at www.sec.gov or another relevant website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3            Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.4            Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including ERISA, Environmental Laws, the USA Patriot Act and the Beneficial Ownership Regulation) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5            Maintenance of Property; Insurance.

(a)            Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material United States Intellectual Property owned by Holdings or its Restricted Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)            Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by Holdings and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Administrative Agent as insured party or loss payee, as applicable.

(d)            With respect to any Mortgaged Properties, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and shall otherwise be in form and substance satisfactory to the Collateral Agent, and (iii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6            Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP, (b) permit representatives of the Administrative Agent (on behalf of any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided that (i) such visits shall be coordinated by the Administrative Agent, and (ii) such visits shall be limited to no more than one such visit per calendar year), (c) permit representatives of the Administrative Agent (on behalf of any Lender) to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with officers of Holdings and its Restricted Subsidiaries upon reasonable notice and at such reasonable times during normal business hours (provided that (i) a Responsible Officer of Holdings or the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per calendar quarter except during the continuance of an Event of Default) and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided that (i) a Responsible Officer of Holdings the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default). Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of its rights under this Section only if such exercise occurs while an Event of Default exists and is continuing.

6.7            Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)            the occurrence of any Default or Event of Default;

(b)            any litigation, investigation or proceeding which may exist at any time between Holdings or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c)            the occurrence of any Reportable Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would reasonably be expected to have a Material Adverse Effect; and

(d)            any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8            Additional Collateral, etc.

(a)            With respect to any Property (other than Excluded Collateral) located in the United States having a value, individually or in the aggregate, of at least $7,500,000 acquired after the Closing Date by any Loan Party (other than (i) any interests in Real Property and any Property described in paragraph (c) or paragraph (d) of this Section 6.8 and (ii) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and, subject to the receipt of any required Gaming Approvals (provided that, to the extent any such Gaming Approvals are required, the Borrower and the applicable Loan Party shall inform the Collateral Agent thereof in writing and use commercially reasonable efforts to receive such Gaming Approval), execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. If any amount in excess of $7,500,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $7,500,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to this Agreement.

(b)            With respect to any fee interest in any Material Real Property acquired after the Closing Date by any Loan Party, (i) give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent, promptly (but in no event prior to ninety (90) days after notice has been given of such acquisition to the Collateral Agent and in no event prior to the Borrower receiving confirmation from the Collateral Agent that flood insurance due diligence and compliance in accordance with Section 6.5 hereof has been completed) execute and deliver a first priority Mortgage (subject to liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property (provided that no Mortgage shall be obtained if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such Real Property in an amount at least equal to the purchase price of such Material Real Property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy or if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such survey are excessive in relation to the value of the security to be afforded thereby), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) provide to the Collateral Agent a life-of-loan flood hazard determination and, if such Material Real Property is located in a special flood hazard area, an acknowledged notice to borrower and evidence of flood insurance in accordance with Section 6.5 hereof, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

(c)            Except as otherwise contemplated by Section 7.7(p), with respect to any new Domestic Subsidiary that is a Non-Excluded Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that was previously an Excluded Subsidiary that becomes a Non-Excluded Subsidiary) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, subject to the receipt of any required Gaming Approvals (provided that, to the extent any such Gaming Approvals are required, the Borrower and the applicable Loan Party shall inform the Collateral Agent thereof in writing and use commercially reasonable efforts to receive such Gaming Approval), execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) subject to the receipt of any Gaming Approvals required for the pledge of any Capital Stock (provided that, to the extent any such Gaming Approvals are required, the Borrower and the applicable Loan Party shall inform the Collateral Agent thereof in writing and use commercially reasonable efforts to receive such Gaming Approval), deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. Without limiting the foregoing, if (i) the aggregate Consolidated Total Assets or annual consolidated revenues of all Restricted Subsidiaries designated as “Immaterial Subsidiaries” hereunder shall at any time exceed 10.0% of Consolidated Total Assets or annual consolidated revenues, respectively, of Holdings and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) or (ii) if any Restricted Subsidiary shall at any time cease to constitute an Immaterial Subsidiary under the definition of “Immaterial Subsidiary” (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), the Borrower shall promptly, (x) in the case of clause (i) above, rescind the designation as “Immaterial Subsidiaries” of one or more of such Restricted Subsidiaries so that, after giving effect thereto, the aggregate Consolidated Total Assets or annual consolidated revenues, as applicable, of all Restricted Subsidiaries so designated (and which designations have not been rescinded) shall not exceed 10.0% of Consolidated Total Assets or annual consolidated revenues, respectively, of Holdings and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), as applicable, and (y) in the case of clauses (i) and (ii) above, to the extent not already effected, (A) cause each affected Restricted Subsidiary to take such actions to become a “Subsidiary Guarantor” hereunder and under the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments referred to in this paragraph (c) to the extent such affected Subsidiary is not otherwise an Excluded Subsidiary and (B) cause the owner of the Capital Stock of such affected Restricted Subsidiary to take such actions to pledge such Capital Stock to the extent required by, and otherwise in accordance with, the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments required hereby and thereby unless such Capital Stock otherwise constitutes Excluded Collateral.

(d)            Except as otherwise contemplated by Section 7.7(p), with respect to any new first-tier Foreign Subsidiary or first-tier Foreign Subsidiary Holding Company created or acquired after the Closing Date by any Loan Party, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent reasonably deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest (to the extent required by the Security Documents) in the Capital Stock of such new Subsidiary (other than any Excluded Collateral) that is owned by such Loan Party and (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than any Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party.

(e)            Notwithstanding anything in this Section 6.8 to the contrary, neither Holdings nor any of its Restricted Subsidiaries shall be required to take any actions in order to create or perfect the security interest in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

(f)            Notwithstanding the foregoing, to the extent any new Restricted Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within thirty Business Days (or such longer period as the Administrative Agent shall agree in its sole discretion)).

(g)            From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements or financing statement amendments under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

6.9            Use of Proceeds. Use proceeds of the Initial Term B Loans borrowed on the Closing Date to effect the Transactions, to pay Transaction Costs and for other general corporate purposes of Holdings and its Subsidiaries not prohibited by this Agreement and use proceeds of the Revolving Loans and use the Letters of Credit to finance Permitted Acquisitions and Investments permitted hereunder and for other purposes of Holdings and its Subsidiaries not prohibited by this Agreement.

6.10          Post-Closing. Satisfy the requirements set forth on Schedule 6.10 on or before the date set forth opposite such requirements or such later date as consented to by the Administrative Agent in its sole discretion.

6.11          Credit Ratings. Use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to the Borrower, and a credit rating from S&P and Moody’s with respect to the Facilities, but not, in any such case, a specific rating.

6.12          Line of Business. Continue to operate solely as a Permitted Business.

6.13          Changes in Jurisdictions of Organization; Name. Provide prompt (and in any event within 60 days) written notice to the Collateral Agent of any change of name or change of jurisdiction of organization of any Loan Party, and deliver to the Collateral Agent all additional executed financing statements, financing statement amendments and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests to the extent provided for in the Security Documents.

SECTION 7.            NEGATIVE COVENANTS

Each of Holdings and the Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped or otherwise supported, in each case on terms reasonably agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), each of Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

7.1            Financial Covenant. As of the end of each fiscal quarter of Holdings (commencing with the first full fiscal quarter ended after the Closing Date), permit the Consolidated Net First Lien Leverage Ratio as of the end of such fiscal quarter of Holdings and its Restricted Subsidiaries to be greater than 4.50:1.00; provided that the Consolidated Net First Lien Leverage shall only be tested pursuant to this Section 7.1 if the aggregate Revolving Extensions of Credit of all Revolving Lenders (excluding any undrawn Letters of Credit that are cash collateralized or any other undrawn Letters of Credit not to exceed $5,000,000) exceeds 30% of the Revolving Commitments.

7.2            Indebtedness. Create, issue, incur, assume, or permit to exist any Indebtedness, except:

(a)            Indebtedness of Holdings and any of its Restricted Subsidiaries pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)            Indebtedness of Holdings or any of its Restricted Subsidiaries owing to Holdings or any of its Restricted Subsidiaries, provided that (i) any such Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party is expressly subordinated in right of payment to the Obligations pursuant to the Guarantee and Collateral Agreement or otherwise and (ii) any such Indebtedness owing by a non-Loan Party to a Loan Party is permitted by Section 7.7;

(c)            Indebtedness (including Capital Lease Obligations) secured by Liens in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clauses (t) and (u) of this Section 7.2, not to exceed the greater of (i) $375,000,000 and (ii) 59% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at any one time outstanding;

(d)            (i) Indebtedness outstanding on the Closing Date (after giving effect to the Transactions), or committed to be incurred as of such date and listed on Schedule 7.2(d) and any Permitted Refinancing thereof and (ii) Indebtedness incurred in connection with sale and leaseback transactions and any Permitted Refinancing thereof;

(e)            Guarantee Obligations (i) by Holdings or any of its Restricted Subsidiaries of obligations of Holdings, the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred, (ii) by any Loan Party of obligations of any Non-Guarantor Subsidiary or joint venture to the extent permitted by Section 7.7, and (iii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary;

(f)            Indebtedness of Holdings or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by Holdings or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)            Indebtedness in the form of New Incremental Notes and Permitted Refinancings thereof;

(h)            Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting, ordinary course deferred purchase price or other similar arrangements and other contingent obligations in respect of the Transactions and other acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed), including any such obligations which may exist on the Closing Date as a result of acquisitions consummated prior to the Closing Date;

(i)             Indebtedness of Holdings and any of its Restricted Subsidiaries constituting (i) Permitted Refinancing Obligations and (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clause (i);

(j)             additional Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount (for Holdings, the Borrower and all Restricted Subsidiaries), not to exceed the greater of (i) $640,000,000 and (ii) 100% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at any time outstanding;

(k)             Indebtedness of Non-Guarantor Subsidiaries, in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (s)(iii) of this Section 7.2, not to exceed the greater of (i) $175,000,000 and (ii) 27% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at any time outstanding;

(l)             Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business;

(m)            Indebtedness incurred by Holdings or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales, leases or other Dispositions of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)            Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the amount of such Letter of Credit;

(o)            Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6;

(p)            Indebtedness of Holdings or any Restricted Subsidiary under the 2025 Notes, 2028 Notes and 2029 Notes and any Permitted Refinancing of any of the foregoing;

(q)            Indebtedness of Holdings or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business or otherwise consistent with industry practice;

(r)            Indebtedness (i) owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and (ii) in the form of pension and retirement liabilities not constituting an Event of Default, to the extent constituting Indebtedness;

(s)            (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money, (ii) Guarantee Obligations in respect of lease obligations of Holdings and its Restricted Subsidiaries, (iii) Guarantee Obligations in respect of Indebtedness of joint ventures or Unrestricted Subsidiaries; provided that the aggregate principal amount of any such Guarantee Obligations under this sub-clause (iii), when combined with the aggregate principal amount of Indebtedness outstanding under clause (k) of this Section 7.2, shall not exceed the greater of (A) $175,000,000 and (B) 27% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at any time outstanding, (iv) Guarantee Obligations in respect of Indebtedness permitted by clause (r)(ii) above and (v) Guarantee Obligations by Holdings or any of its Restricted Subsidiaries of any Restricted Subsidiary’s purchase obligations under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensees and sublicensees; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money;

(t)            (x) Indebtedness of any Person that becomes a Restricted Subsidiary or is merged with or into Holdings or any of its Restricted Subsidiaries after the Closing Date (a “New Subsidiary”) or that is associated with assets being purchased or otherwise acquired, in each case, as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or is acquired, merged, consolidated or amalgamated by, with or into Holdings or such Restricted Subsidiary or when such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or with such merger (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate such merger) or such asset acquisition, (B) the aggregate principal amount of Indebtedness permitted by this clause (t) and Sections 7.2(c) and 7.2(u) shall not exceed the greater of (i) $375,000,000 and (ii) 59% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at any time outstanding, and (C) neither Holdings nor any of its Restricted Subsidiaries (other than the applicable New Subsidiary and its Subsidiaries) shall provide security therefor and (y) Permitted Refinancings of the Indebtedness referred to in clause (x) of this paragraph (t);

(u)            Indebtedness incurred to finance any acquisition or other Investment permitted under Section 7.7 in an aggregate amount for all such Indebtedness together with the aggregate principal amount of Indebtedness permitted by Sections 7.2(c) and 7.2(t) not to exceed the greater of (i) $375,000,000 and (ii) 59% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at any time outstanding;

(v)            (A) other Indebtedness so long as, at the time of incurrence thereof, (1) if secured on a pari passu basis with the Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net First Lien Leverage Ratio of Holdings and its Restricted Subsidiaries shall be equal to or less than (x) 3.50 to 1.00 or (y) in the case of Indebtedness incurred to finance a Permitted Acquisition or other permitted Investment, the Consolidated Net First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness, (2) if secured on a junior basis to the Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net Secured Leverage Ratio is equal to or less than (x) 4.50 to 1.00 or (y) in the case of Indebtedness incurred to finance a Permitted Acquisition or other permitted Investment, the Consolidated Net Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness, (3) if unsecured or secured by assets that do not constitute Collateral, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, either (I) the Consolidated Net Total Leverage Ratio is equal to or less than (x) 5.50:1.00 or (y) in the case of Indebtedness incurred to finance a Permitted Acquisition or other permitted Investment, the Consolidated Net Total Leverage Ratio immediately prior to the incurrence of such Indebtedness or (II) the Fixed Charge Coverage Ratio is equal to or greater than (x) 2.00 to 1.00 or (y) in the case of Indebtedness incurred to finance a Permitted Acquisition or other permitted Investment, the Fixed Charge Coverage Ratio immediately prior to the incurrence of such Indebtedness, (4) no Event of Default shall be continuing immediately after giving effect to the incurrence of such Indebtedness; (5) the terms of which Indebtedness do not provide for a maturity date or weighted average life to maturity earlier than the Latest Maturity Date or shorter than the weighted average life to maturity of the Latest Maturing Term Loans (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable); and (6) any such Indebtedness that is secured shall be subject to an Other Intercreditor Agreement; provided that the amount of Indebtedness which may be incurred pursuant to this paragraph (v) by Non-Guarantor Subsidiaries shall not exceed, at any time outstanding, the sum of (I) the greater of $100,000,000 and 15% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at the time of such incurrence, plus (II) $400,000,000 so long as the Net Cash Proceeds of such Indebtedness incurred pursuant to this clause (II) is applied to pay or prepay the Obligations, and (B) Permitted Refinancings of any of the Indebtedness referred to in clause (A) of this paragraph (v);

(w)            (i) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings, the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with any Investment permitted hereunder;

(x)            Indebtedness issued by Holdings or any of its Restricted Subsidiaries to the officers, directors and employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary of Holdings or their respective estates, trusts, family members or former spouses, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Holdings, any Parent Company or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6;

(y)            Indebtedness (and Guarantee Obligations in respect thereof) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(z)            (i) Indebtedness of Holdings or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of Holdings or any of its Restricted Subsidiaries to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(aa)          to the extent constituting Indebtedness, payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations, including obligations with respect to funds that may be placed in trust accounts; and

(bb)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (aa) above.

7.3            Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)            Liens for Taxes not yet due or which are currently being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)            (i) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries in respect of such obligations;

(d)            deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)            encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(f)            Liens (i) in existence on the Closing Date (after giving effect to the Transactions) listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the Fair Market Value of the Property to which such Lien is attached is less than $10,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d);

(g)            (i) Liens securing Indebtedness of Holdings or any of its Restricted Subsidiaries incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), 7.2(i), provided that no such Lien shall apply to any other Property of Holdings or any of its Restricted Subsidiaries that is not Collateral (or does not concurrently become Collateral) unless such Lien utilizes a separate basket under this Section 7.3, 7.2(j), 7.2(k), 7.2(r), 7.2(s), 7.2(t), 7.2(u), 7.2(v), 7.2(w) and 7.2(aa); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(k), such Liens do not at any time encumber any Property of Holdings, the Borrower or any Subsidiary Guarantor, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(t), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary or such assets are acquired and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the acquisition of such assets (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate the merger, consolidation or amalgamation or other acquisition of assets referred to in such Section 7.2(t)) and (D) in the case of Liens securing Guarantee Obligations pursuant to Section 7.2(e), the underlying obligations are secured by a Lien permitted to be incurred pursuant to this Agreement and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured (or was permitted to secure) the Lien so extended, renewed or replaced (plus improvements on such property, if any);

(h)            Liens created pursuant to the Loan Documents;

(i)             Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(j)             Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder, provided that no such Lien is spread to cover any additional Property (other than other Property of such Restricted Subsidiary) after the Closing Date (unless such Lien utilizes a separate basket under this Section 7.3);

(k)            (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries and (ii) Liens securing Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries in favor of any Loan Party;

(l)             receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)            Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)            Liens arising out of consignment or similar arrangements for the sale by Holdings and its Restricted Subsidiaries of goods through third parties in the ordinary course of business or otherwise consistent with past practice;

(o)            Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)            Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)            Liens upon specific items of inventory or other goods and proceeds of Holdings or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)            Liens on cash deposits securing any Hedge Agreements permitted hereunder in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(s)            any interest or title of a lessor under any leases or subleases entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)            Liens on cash and Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(u)            (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)           Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(x)            Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(y)            other Liens with respect to obligations that do not exceed the greater of (i) $200,000,000 and (ii) 31% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at any time outstanding;

(z)             licenses, sublicenses, cross-licensing or pooling of, or similar arrangements with respect to, Intellectual Property granted by Holdings or any of its Restricted Subsidiaries which do not interfere in any material respect with the ordinary conduct of the business of Holdings or such Restricted Subsidiary;

(aa)           Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments, in each case, entered into by Holdings or any of its Restricted Subsidiaries;

(bb)         Liens on cash and Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of, any Permitted Refinancing Obligations, any New Incremental Notes, any Indebtedness permitted under Section 7.2(v), and, in each case, any Permitted Refinancing thereof;

(cc)          Liens on cash, Cash Equivalents or other investments in connection with the deposit of amounts necessary to satisfy payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations, including as may be placed in trust accounts; and

(dd)         zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property.

7.4            Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)            (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into Holdings or the Borrower (provided that, except as permitted pursuant to clauses (i) or (j) below, Holdings or the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b)            any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to any Loan Party;

(d)            any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(e)            Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5, may be consummated;

(f)             any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g)            Holdings and its Restricted Subsidiaries may consummate the Transactions;

(h)            any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;

(i)             any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize any Borrower into a new jurisdiction); provided that (A) such Borrower shall be a person organized under the laws of the United States, any state thereof or the District of Columbia, and the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Borrower pursuant to documents reasonably acceptable to the Administrative Agent and (B) the surviving person shall provide any documentation and other information about such person as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act; and

(j)             Holdings may merge with and into another entity solely for the purpose of the reincorporation of Holdings in another state of organization within the United States, so long as (i) such surviving entity promptly (but in no event later than thirty (30) days after such merger) becomes a Loan Party, (ii) subject to clause (i) above, the requirements of Sections 6.8 and 6.13 are complied with in connection therewith, (iii) the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving pro forma effect to such merger, (A) the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such merger and (B) no security interest purported to be created by any Security Document with respect to any portion of the Collateral immediately prior to such merger shall cease to be, or shall be asserted in writing by any Loan party not to be, a valid and perfected security interest (having the same priority as immediately prior to such merger), in the securities, assets or properties covered thereby and (iv) no Default or Event of Default has occurred and is continuing or would result therefrom.

7.5            Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)            (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, Dispositions of Property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrower and other Restricted Subsidiaries in the ordinary course and Dispositions of Property necessary in order to comply with applicable Requirements of Law or licensure requirements (as determined by the Borrower in good faith), (ii) the sale of defaulted receivables in the ordinary course of business, (iii) sale, assignment, conveyance, transfer, abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business;

(b)            (i) the sale of inventory or other Property in the ordinary course of business, (ii) the cross-licensing, pooling, sublicensing or licensing of, or similar arrangements (including disposition of marketing rights) with respect to, Intellectual Property in the ordinary course of business or otherwise consistent with past practice or not materially disadvantageous to the Lenders, and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided that after giving effect to such exchange, the Fair Market Value of the Property of any Loan Party subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c)            Dispositions permitted by Section 7.4;

(d)            the sale or issuance of (i) any Subsidiary’s Capital Stock to any Loan Party; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to Holdings or any of its Restricted Subsidiaries is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)            the Disposition of assets for Fair Market Value; provided that (i) at least 75% of the total consideration for any such Disposition in excess of $25,000,000 received by Holdings and its Restricted Subsidiaries is in the form of cash or Cash Equivalents, (ii) no Event of Default then exists or would result from such Disposition, and (iii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (i) above, the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition, and (C) any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of (I) $70,000,000 and (II) 11% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(f)            (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)            the leasing, licensing, occupying pursuant to occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by Holdings or its Restricted Subsidiaries;

(h)            the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h), (k), (v) or (y);

(i)             the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j)             transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)            the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(l)             the transfer of Property (including Capital Stock of Subsidiaries) of any Loan Party to any Restricted Subsidiary for Fair Market Value; provided that any such transfer to a Non-Guarantor Subsidiary shall constitute an Investment and comply with Section 7.7;

(m)           the transfer of Property (i) by any Loan Party to any other Loan Party or (ii) from a Non-Guarantor Subsidiary to (A) any Loan Party; provided that the portion (if any) of such Disposition made for more than Fair Market Value shall constitute an Investment and comply with Section 7.7 or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(n)            the Disposition of cash and Cash Equivalents and investments in connection with prize, jackpot, deposit, payment processing and player account management operations, in each case, in the ordinary course of business;

(o)            (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6, and (iii) Investments permitted by Section 7.7;

(p)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)            [reserved];

(r)             the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(s)            the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are (i) obsolete or (ii) not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries;

(t)             the Disposition of the Sports Betting Business;

(u)            Dispositions involving the spin-off of a line of business so long as (i) after giving pro forma effect thereto, determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net Total Leverage Ratio of Holdings and its Restricted Subsidiaries shall be no greater than 4.00 to 1.00, and (ii) no more than 7.0% of Consolidated EBITDA in the aggregate for all such Dispositions, determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, is disposed pursuant to this paragraph (u);

(v)            [reserved];

(w)           the Disposition of the Social Gaming Business, including any Unrestricted Subsidiary comprising the Social Gaming Business; and

(x)            Dispositions of Property between or among Holdings and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (w) above.

Notwithstanding anything to the contrary in this Section 7.5, no Loan Party nor any Restricted Subsidiary shall, directly or indirectly, sell or otherwise transfer any Material Intellectual Property to any Unrestricted Subsidiary other than in connection with a bona fide transaction for fair market value (as determined by the Borrower in its reasonable discretion).

7.6            Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Holdings or such Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings or any of its Restricted Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)            (i) any Restricted Subsidiary may make Restricted Payments to any Loan Party and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(b)            Holdings may make Restricted Payments in an aggregate amount not to exceed (i) the Base Available Amount plus (ii) the Available Amount; provided that, in the case of clause (ii), (A) no Event of Default is continuing or would result therefrom and (B) the Consolidated Net Total Leverage Ratio shall not exceed 4.50 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Restricted Payment;

(c)            Holdings may make Restricted Payments to any Parent Company to permit such Parent Company to pay (i) any taxes which are due and payable by such Parent Company, Holdings and its Restricted Subsidiaries as part of a consolidated group to the extent such taxes are directly attributable to the income of Holdings and its Subsidiaries (the “Consolidated Group”), provided that the total amount of any payment pursuant to this clause for any taxable period shall not exceed the amount that the Consolidated Group would be required to pay in respect of federal, state and local income taxes for such period, determined by taking into account any available net operating loss carryovers or other tax attributes of the Consolidated Group as if the Consolidated Group filed a separate consolidated, combined, unitary or affiliated income tax return, less the amount of any such taxes payable directly by the Consolidated Group, (ii) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their Board of Directors, (iii) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (iv) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9, (v) reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings or any Parent Company, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of Holdings and its Restricted Subsidiaries, whether or not completed and (vi) reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any other Loan Document;

(d)            Holdings may make Restricted Payments in the form of Capital Stock of Holdings;

(e)            Holdings and any of its Restricted Subsidiaries may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of Holdings, the Borrower, any Parent Company or any Subsidiary from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (e) in any fiscal year of Holdings shall not exceed the sum of (i) $20,000,000 in any fiscal year, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by Holdings, the Borrower, or any Parent Company during such fiscal year from sales of the Capital Stock of Holdings, the Borrower or any Parent Company to directors, officers, consultants or employees of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided that any Restricted Payments permitted (but not made) pursuant to sub-clause (i), (ii) or (iii) of this clause (e) in any prior fiscal year may be carried forward to any subsequent fiscal year (subject to an annual cap of no greater than $40,000,000), and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary by any member of management of Holdings, any Parent Company, the Borrower or any Subsidiary in connection with a repurchase of the Capital Stock of the Borrower, Holdings or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(f)             Holdings and its Restricted Subsidiaries may make Restricted Payments to make, or to allow any Parent Company to make, (i) noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards, if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards, (ii) tax payments on behalf of present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with noncash repurchases of Capital Stock pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement of Holdings, the Borrower, any Parent Company or any Subsidiary and (iii) make whole or dividend equivalent payments to holders of vested stock options or other Capital Stock or to holders of stock options or other Capital Stock at or around the time of vesting or exercise of such options or other Capital Stock to reflect dividends previously paid in respect of Capital Stock of the Borrower, Holdings or any Parent Company;

(g)            Holdings may make Restricted Payments with the cash proceeds contributed to its common equity from the Net Cash Proceeds of any Equity Issuance Not Otherwise Applied, so long as, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(h)            Holdings may make Restricted Payments to make, or to allow any Parent Company to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(i)             [Reserved;]

(j)             to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7 and 7.9;

(k)            (i) any non-wholly owned Restricted Subsidiary of Holdings may declare and pay cash dividends to its equity holders generally so long as Holdings or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary), and (ii) any non-wholly owned Restricted Subsidiary of Holdings may make Restricted Payments to one or more of its equity holders (which payments need not be proportional) in lieu of or to effect an earnout so long as (x) such payment is in the form of such Restricted Subsidiary’s Capital Stock and (y) such Restricted Subsidiary continues to be a Restricted Subsidiary after giving effect thereto;

(l)             Holdings may make additional Restricted Payments; provided that (i) immediately before and after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 3.50 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Restricted Payment;

(m)           Holdings may make Restricted Payments in an aggregate amount under this clause (m) not to exceed (x) the greater of (i) $20,000,000 and (ii) 3.0% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, at the time such Restricted Payment is made, in any fiscal year of Holdings; provided that Holdings may carry forward any unused amounts under this clause (x) to subsequent fiscal years; less (y) the sum of (i) the aggregate amount of any Investment made pursuant to Section 7.7(v)(iv) using amounts under this paragraph (m), and (ii) the aggregate amount of any prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing or Permitted Refinancing thereof pursuant to Section 7.8(iv)(y) during such fiscal year of Holdings;

(n)            the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have been permitted pursuant to another clause of this Section 7.6;

(o)            provided that no Event of Default is continuing or would result therefrom, Holdings may make other Restricted Payments in an amount not to exceed the greater of (i) $425,000,000 and (ii) 66% of Consolidated EBITDA determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1 less (i) the aggregate amount of any prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing or Permitted Refinancing thereof pursuant to Section 7.8(iv)(y) to the extent not deducted from clause (m) above and (ii) the aggregate amount of any Investment made pursuant to Section 7.7(v)(iv) using amounts under this paragraph (o); and

(p)            Holdings may make Restricted Payments (to the extent such payments would constitute Restricted Payments) pursuant to and in accordance with any Hedge Agreement in connection with a convertible debt instrument; provided that, the aggregate amount of all such Restricted Payments minus cash received from counterparties to such Hedge Agreements upon entering into such Hedge Agreements shall not exceed $50,000,000.

7.7            Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)            (i) extensions of trade credit in the ordinary course of business, (ii) loans and advances made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (iii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments, and (iv) Investments among Holdings and its Restricted Subsidiaries in connection with the sale of inventory and parts in the ordinary course of business;

(b)            Investments in Cash Equivalents and Investments that were Cash Equivalents when made;

(c)            Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 to the extent arising as a result of Indebtedness among Holdings or any of its Restricted Subsidiaries and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) guarantees by Holdings or any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)            loans and advances to employees, consultants or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for Holdings and all of its Restricted Subsidiaries) not to exceed $5,000,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e)            Investments (i) (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by Holdings or any of its Restricted Subsidiaries in Holdings, the Borrower or any Person that, prior to such Investment, is a Loan Party (or is a Domestic Subsidiary that becomes a Loan Party in connection with such Investment), (ii) by Loan Parties in any Non-Guarantor Subsidiaries so long as such Investment is part of a series of Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (iii) comprised solely of equity purchases by Holdings or any of its Restricted Subsidiaries in any other Restricted Subsidiary made for tax purposes, so long as the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving pro forma effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such Investment;

(f)             Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Restricted Subsidiary or a part of a Restricted Subsidiary; provided that immediately before and after giving effect to any such Permitted Acquisition, no Event of Default shall have occurred and be continuing; provided, further that Permitted Acquisitions of Persons that do not become Subsidiary Guarantors shall not exceed the greater of $250,000,000 and 39% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period at the time of such Investment;

(g)            loans by Holdings or any of its Restricted Subsidiaries to the employees, officers or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly (or indirectly) invest the proceeds of such loans in the Capital Stock of Holdings or a Parent Company;

(h)            Investments by Holdings and its Restricted Subsidiaries in Unrestricted Subsidiaries, joint ventures or similar arrangements in an aggregate amount at any time outstanding (for Holdings and all of its Restricted Subsidiaries), not to exceed the sum of (A) the greater of $250,000,000 and 39% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period at the time of such Investment, plus (B) the amount, if any, that is then available for Investments pursuant to Section 7.7(z)(ii)(A), plus (C) an amount equal to the Base Available Amount, plus (D) an amount equal to the Available Amount; provided that no Investment may be made pursuant to this clause (h) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment unless such Investment is made using the Base Available Amount or the Available Amount;

(i)             Investments (including debt obligations) received in the ordinary course of business by Holdings or any of its Restricted Subsidiaries in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising in the ordinary course of business;

(j)             Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k)            Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date (after giving effect to the Transactions) and listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased (other than pursuant to such legally binding commitments);

(l)             Investments of Holdings or any of its Restricted Subsidiaries under Hedge Agreements permitted hereunder;

(m)           Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n)            the purchase or repurchase of Capital Stock issued by the Social Gaming Business in an aggregate amount not to exceed $350,000,000;

(o)            to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.7 or any clause thereof) under Sections 7.4, 7.5, 7.6 and 7.8;

(p)            Subsidiaries of Holdings may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, Holdings and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, Holdings complies with the provisions of Section 6.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger, consolidation, amalgamation or similar transaction pursuant to an acquisition permitted by this Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply within ten Business Days or such longer period as the Administrative Agent shall agree);

(q)            Investments arising directly out of the receipt by Holdings or any of its Restricted Subsidiaries of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)            Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s)            Investments consisting of (i) the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, Intellectual Property, and (ii) the transfer or licensing of non-U.S. Intellectual Property to a Foreign Subsidiary;

(t)            any Investment in a Non-Guarantor Subsidiary or in a joint venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-Guarantor Subsidiary or joint venture;

(u)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(v)            additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of (i) the greater of $400,000,000 and 63% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period at the time of such Investment plus (ii) an amount equal to the Base Available Amount plus (iii) an amount equal to the Available Amount plus (iv) the amount, if any, that is then available for Restricted Payments pursuant to Sections 7.6(m) and 7.6(o); provided that no Investment may be made pursuant to this clause (v) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment unless such Investment is made using the Base Available Amount or the Available Amount;

(w)           advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(x)            Investments constituting loans or advances in lieu of Restricted Payments permitted pursuant to Section 7.6;

(y)            [reserved];

(z)            (i) Investments by any Loan Party in any Non-Guarantor Subsidiary of Capital Stock, Property and cash with an aggregate value not to exceed the aggregate value of any Capital Stock, Property and cash previously transferred to any Loan Party pursuant to any Investment made in, or any dividend or similar distribution paid to, any Loan Party by any Non-Guarantor Subsidiary on and after the Closing Date; provided that the aggregate amount of any such Investments made in cash by any Loan Party in any Non-Guarantor Subsidiary pursuant to this clause (i) shall not exceed the aggregate amount of Investments in cash previously made by any Non-Guarantor Subsidiary in any Loan Party and cash dividends and similar cash distributions received by any Loan Party from any Non-Guarantor Subsidiary, in each case, on and after the Closing Date; provided, further, that (x) to the extent that any such Investment by any Non-Guarantor Subsidiary in any Loan Party is made in the form of Indebtedness owing by a Loan Party to a Non-Guarantor Subsidiary, the amount of any payment of principal and interest and other amounts paid in respect of such Indebtedness shall be treated as an Investment in the applicable Non-Guarantor Subsidiary and shall be included for purposes of determining compliance with the limitations on Investments by Loan Parties in Non-Guarantor Subsidiaries, and (y) any such Investment consisting of loans or advances made by any Non-Guarantor Subsidiary to any Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, however, that the terms of such subordination shall not provide for any restrictions on repayment of such intercompany Investments unless an Event of Default has occurred and is continuing hereunder; and (ii) other Investments by any Loan Party in any Non-Guarantor Subsidiary not to exceed the sum of (A) the greater of $150,000,000 and 24% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, plus (B) the amount, if any, that is then available for Investments pursuant to Section 7.7(h)(A), plus (C) an amount equal to the Base Available Amount, plus (D) an amount equal to the Available Amount; provided, that no Investment may be made pursuant to this clause (z) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment unless such Investment is made using the Base Available Amount or the Available Amount;

(aa)          Investments to the extent that payment for such Investments is made solely by the issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings (or any Parent Company) to the seller of such Investments;

(bb)         Investments in respect of prize, jackpot, deposit, payment processing and player account management operations, including as may be placed in trust accounts;

(cc)          additional Investments; provided that (i) immediately before and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 3.75 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Investment;

(dd)         [reserved]; and

(ee)          to the extent constituting an Investment, any Capital Stock received as consideration in connection with the Disposition of the Sports Betting Business.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

Notwithstanding anything to the contrary in this Section 7.7, no Loan Party nor any Restricted Subsidiary shall, directly or indirectly, sell or otherwise transfer any Material Intellectual Property to any Unrestricted Subsidiary other than in connection with a bona fide transaction for fair market value (as determined by the Borrower in its reasonable discretion).

7.8            Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the day that is 90 days before the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated by contract in right of payment to the Obligations (other than intercompany Indebtedness) or any Indebtedness that is secured by all or any part of the Collateral on a junior basis relative to the Obligations (collectively, “Junior Financing”) (it being understood that payments of regularly scheduled interest and principal on all of the foregoing shall be permitted), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing made in an amount not to exceed the (A) the Base Available Amount plus (B) the Available Amount; provided that immediately before and immediately after giving pro forma effect to such prepayment, redemption, purchase, defeasement or other satisfaction, no Event of Default shall have occurred and be continuing, (ii) the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock) or the prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing with the proceeds of an Equity Issuance Not Otherwise Applied (other than Disqualified Capital Stock or Cure Amounts), (iii) the refinancing of any Junior Financing with any Permitted Refinancing thereof, (iv) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the day that is 90 days before the scheduled maturity of any Junior Financing or Permitted Refinancing thereof, in an aggregate amount not to exceed (x) the greater of $150,000,000 and 24% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, plus (y) the amount, if any, that is then available for Restricted Payments pursuant to Section 7.6(m) or (o) (which amounts shall be reduced, without duplication, by any such amount previously utilized pursuant to this clause (y)), (v) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness incurred or assumed pursuant to Section 7.2(t) or (u), and (vi) additional prepayments, redemptions, purchases, defeasements or other satisfactions of Junior Financing; provided that (i) immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Total Leverage Ratio shall not exceed 3.50 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time thereof. For the avoidance of doubt, and notwithstanding anything to the contrary, Holdings and its Subsidiaries may redeem, repurchase and otherwise satisfy and discharge any or all of the 2025 Notes, the 2028 Notes and the 2029 Notes with proceeds of the Sports Betting Business Disposition.

7.9            Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof (other than Holdings or any of its Restricted Subsidiaries) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries may (i) pay to any Parent Company and its Affiliates fees, indemnities and expenses permitted by Section 7.6(i) and/or fees and expenses in connection with the Transactions; (ii) enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by Holdings or such Restricted Subsidiary with an Affiliate; (iii) make any Restricted Payment permitted pursuant to Section 7.6 or any Investment permitted pursuant to Section 7.7; (iv) perform their obligations pursuant to the Transactions; (v) enter into transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business; (vi) without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings or the Borrower only by reason of such Person and Holdings or the Borrower, as applicable, having common directors; (vii) issue Capital Stock to any direct or indirect owner of Holdings (including any Parent Company), or any director, officer, employee or consultant thereof; (viii) enter into the transactions allowed pursuant to Section 10.6; and (ix) enter into transactions set forth on Schedule 7.9. For the avoidance of doubt, this Section 7.9 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits (including customary fees, expenses and indemnities) to or for the benefit of, current or former employees, consultants, officers or directors of Holdings or any of its Restricted Subsidiaries in the ordinary course of business. For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower, Holdings or any Parent Company or any options, warrants or other rights in respect of such Capital Stock.

7.10          [Reserved].

7.11          Changes in Fiscal Periods. Permit the fiscal year of Holdings to end on a day other than December 31; provided, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.12          Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a)            this Agreement, the other Loan Documents and any Other Intercreditor Agreement;

(b)            any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)            software and other Intellectual Property licenses pursuant to which such Loan Party is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable license);

(d)            Contractual Obligations incurred in the ordinary course of business which (i) limit Liens on the assets that are the subject of the applicable Contractual Obligation or (ii) contain customary provisions restricting the assignment, transfer or pledge of such agreements;

(e)            any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(f)             prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.12;

(g)            customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

(h)            customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest;

(i)             customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses, sublicenses, cross license, pooling and similar agreements not prohibited hereunder;

(j)             any agreement in effect at the time any Person becomes a Subsidiary of Holdings or is merged with or into Holdings, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Holdings or of such merger;

(k)            restrictions imposed by applicable law or regulation or license requirements;

(l)             restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any New Incremental Notes, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)            restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(y) relating solely to the assets or proceeds thereof secured by such Indebtedness;

(n)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(o)            restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposit.

7.13          Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Holdings or any of its Restricted Subsidiaries or (b) make Investments in Holdings or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of or consisting of (i) this Agreement or any other Loan Documents and under any Other Intercreditor Agreement, (ii) an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) customary net worth provisions contained in Real Property leases entered into by Holdings and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower to meet its ongoing payment obligations hereunder or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, (iv) agreements related to Indebtedness permitted by this Agreement (including indentures, instruments or agreements governing any New Incremental Notes, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of the foregoing) to the extent that (x) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Borrower) or (y) such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due, (v) licenses, sublicenses, cross-licensing or pooling by Holdings and its Restricted Subsidiaries of, or similar arrangements with respect to, Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment, transfer or pledge thereof, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses and similar agreements not prohibited hereunder, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (xi) encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) encumbrances or restrictions imposed by applicable law, regulation or customary license requirements, (xiii) restrictions contained in the documentation governing the 2025 Notes, 2028 Notes and/or the 2029 Notes, and any Permitted Refinancing of any of the foregoing, and (xiv) any agreement in effect on the Closing Date and described on Schedule 7.13.

7.14            Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

SECTION 8.           EVENTS OF DEFAULT

8.1            Events of Default. If any of the following events shall occur and be continuing:

(a)            The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any principal of any Reimbursement Obligation within three Business Days after any such Reimbursement Obligation becomes due in accordance with the terms hereof or (iii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in Section 7; provided, that, notwithstanding anything to the contrary herein, an Event of Default by the Borrower under Section 7.1 shall (i) be subject to the cure rights set forth in Section 8.2, and (ii) not constitute an Event of Default with respect to the Term Facility and any Term Loans unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts outstanding under the Revolving Facilities to be due and payable; or

(d)            Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of the date that (x) such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default or (y) a Responsible Officer of such Loan Party has knowledge thereof; or

(e)            Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $50,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness, or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; provided, further, that no Event of Default under this clause (e) shall arise or result from any change of control (or similar event) under any other Indebtedness for Borrowed Money that is triggered due to the Permitted Investors (as defined herein) obtaining the requisite percentage contemplated by such change of control provision, unless both (x) such Indebtedness for Borrowed Money shall become due and payable or shall otherwise be required to be repaid, repurchased, redeemed or defeased, whether at the option of any holder thereof or otherwise and (y) at such time, Holdings and/or its Restricted Subsidiaries would not be permitted to repay such Indebtedness for Borrowed Money in accordance with the terms of this Agreement, or

(f)            (i) Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) Holdings or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) Holdings or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any event or condition described in clauses (ii) through (v) above shall occur or exist with respect to a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)            Other than with respect to the Colombia Matter, one or more final judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) pursuant to which Holdings and any such Restricted Subsidiaries taken as a whole has a liability (not paid or fully covered by third-party insurance or effective indemnity) of $50,000,000 or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof; or

(i)            At any time after the execution and delivery thereof, (i) any material Guarantee Obligations under any Security Document for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void by the Borrower or any Guarantor or any Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Security Document ceases to be in full force and effect or shall be declared null and void by any Loan Party or any Lien on Collateral created under any Security Document ceases to be valid and perfected with the priority required by the Security Documents with respect to a material portion of the Collateral (other than solely by reason of (x) the Administrative Agent no longer having possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Security Documents or a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Security Document in accordance with the terms thereof) or (iii) any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Security Documents) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or discharge in accordance with its terms), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(j)            (i) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or (ii) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting securities having ordinary voting power of Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Investors (it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) (any of the foregoing, a “Change of Control”);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drawings under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired with no pending drawings or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired with no pending drawings or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

8.2            Right to Cure.

(a)            Notwithstanding anything to the contrary contained in Section 8.1, in the event that Holdings fails to comply with the requirements of the financial covenant set forth in Section 7.1 at any time when Holdings is required to comply with such financial covenant pursuant to the terms thereof, then (A) after the end of the most recently ended fiscal quarter of Holdings until the expiration of the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 6.1(a) or (b) (the last day of such period being the “Anticipated Cure Deadline”), Holdings shall have the right to issue common Capital Stock for cash and contribute the proceeds therefrom in the form of common Capital Stock or in another form reasonably acceptable to the Administrative Agent to the Borrower or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise by Holdings of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 7.1 shall be recalculated giving effect to the following pro forma adjustments:

(i)             Consolidated EBITDA for such fiscal quarter (and for any subsequent period that includes such fiscal quarter) shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 7.1 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs (including the determination of Available Amount) or determining the Applicable Commitment Fee Rate or Applicable Margin), by an amount equal to the Cure Amount; provided that no Cure Amount shall reduce Indebtedness on an actual or pro forma basis for any Test Period including the applicable period for purposes of calculating the financial covenant set forth in Section 7.1, nor shall any Cure Amount held by the Borrower qualify as cash or Cash Equivalents for the purposes of calculating any net obligations or liabilities under the terms of this Agreement; and

(ii)            If, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the financial covenant set forth in Section 7.1, Holdings shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 7.1 that had occurred shall be deemed cured for all purposes of this Agreement; and

(B) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that Holdings intends to exercise the Cure Right in respect of a fiscal quarter, (x) the Lenders shall not be permitted to accelerate Loans held by them, to terminate the Revolving Commitments held by them or to exercise remedies against the Collateral or any other remedies on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 7.1, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline and (y) the obligations of each Lender to make any Loan or each Issuing Lender to issue any Letter of Credit hereunder shall cease until the Cure Amount has been received by the Borrower.

(b)            Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the Facilities and (iii) for purposes of this Section 8.2, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 7.1.

SECTION 9.           THE AGENTS

9.1            Appointment. Each Lender, Issuing Lender and Swingline Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto, including the authority to enter into any Other Intercreditor Agreement, any Incremental Amendment and any Extension Amendment. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

9.2            Delegation of Duties. Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. Each Agent and any such agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agent or attorney-in-fact and to the Related Parties of each Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.3            Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, nor shall any Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law. The Administrative Agent shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

9.4          Reliance by the Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any conditions hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, an Issuing Lender or Swingline Lender, the Agents may presume that such condition is satisfactory to such Lender, Issuing Lender or Swingline Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, Issuing Lender, or Swingline Lender prior to the making of such Loan or the issuance of such Letter of Credit.

9.5          Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6          Acknowledgements of Lenders and Issuing Lenders.

(a)          Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)          Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)          (i) Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Lender under this Section 9.6(c) shall be conclusive, absent manifest error.

(ii)          Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)          The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment.

(iv)          Each party’s obligations under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.7          Indemnification. The Lenders severally agree to indemnify each Agent, any Issuing Lender and Swingline Lender in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, any Issuing Lender or Swingline Lender in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, any Issuing Lender or Swingline Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Lender’s or Swingline Lender’s gross negligence, bad faith or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8          Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans or Swingline Loan made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9          Successor Agents.

(a)          Subject to the appointment of a successor as set forth herein, any Agent may resign upon 30 days’ notice to the Lenders, the Borrower and the other Agent effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(b)          If at any time either the Borrower or the Required Lenders determine that any Person serving as an Agent is a Defaulting Lender, the Borrower by notice to the Lenders and such Person or the Required Lenders by notice to the Borrower and such Person may, subject to the appointment of a successor as set forth herein, remove such Person as an Agent. If such Person is removed as an Agent, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans. Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Agent is appointed.

(c)          Any resignation by the Administrative Agent pursuant to this Section 9 shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, provided that, to the extent such successor Administrative Agent is not capable of becoming an Issuing Lender such successor shall not so succeed and become vested and another Issuing Lender may be appointed in accordance with clause (m) of the definition of “Issuing Lender,” (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for or to backstop the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.10          Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

9.11          Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)          to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the Swingline Lender and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders, the Swingline Lender and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders, the Swingline Lender and the Agents under Sections 2.9, 3.3 and 10.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Lender and the Swingline Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders, Issuing Lenders and Swingline Lender, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, Issuing Lender or Swingline Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Issuing Lender or Swingline Lender to authorize such Agent to vote in respect of the claim of any Lender, Issuing Lender or Swingline Lender or in any such proceeding.

9.12          Specified Hedge Agreements and Cash Management Obligations. Except as otherwise expressly set forth herein or in any Security Documents, to the maximum extent permitted by applicable law, no Person that obtains the benefits of any guarantee by any Guarantor of the Obligations or any Collateral with respect to any Specified Hedge Agreement entered into by it and Holdings, the Borrower or any Subsidiary Guarantor or with respect to any Cash Management Obligations owed by Holdings, the Borrower or any Subsidiary Guarantor to such Person shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than, if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, neither Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Specified Hedge Agreement or with respect to Cash Management Obligations unless such Agent has received written notice of such Obligations, together with such supporting documentation as it may request, from the applicable Person to whom such Obligations are owed.

9.13          Joint Bookrunners . None of the Joint Bookrunners shall have any duties or responsibilities hereunder in their respective capacities as such.

9.14          Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)          The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.15          Withholding Taxes. To the extent required by any Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to a Loan Document without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully, within 10 days after written demand therefor, for all amounts paid, directly or indirectly, by the Administrative Agent as a Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender, under any Loan Document against any amounts due the Administrative Agent under this Section 9.15 or otherwise. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this Section 9.15 shall include any Issuing Lender.

9.16          Credit Bidding9.17. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 10.          MISCELLANEOUS

10.1          Amendments and Waivers.

(a)          Except to the extent otherwise expressly set forth in this Agreement (including Sections 2.25, 2.26, 7.11 and 10.16), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, deleting or otherwise modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders, the Swingline Lender or the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (B) amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders (except as expressly permitted hereby (including pursuant to Section 7.4 or 7.5) or by any Security Document); (D) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 or Section 6.6 of the Guarantee and Collateral Agreement without the written consent of all Lenders directly and adversely affected thereby; (E) amend, modify or waive any provision of paragraph (b) of Section 2.18 without the written consent of all Lenders directly and adversely affected thereby; (F) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility; (G) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; (I) with respect to the making of any Revolving Loan or Swingline Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date under a Revolving Facility, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Majority Facility Lenders with respect to such Revolving Facility (it being understood and agreed that the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (I) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and this clause (I)); (J) reduce any percentage specified in the definition of “Required Revolving Lenders” without the written consent of all Revolving Lenders; (K) (i) amend or otherwise modify Section 7.1 (or for the purposes of determining compliance with Section 7.1, any defined terms used therein), or (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 7.1 or (iii) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VIII as a result of a breach of Section 7.1, in each case, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (K) shall not require the consent of any Lenders other than the Required Revolving Lenders; (L) amend, modify or waive any provision of Section 2.6 without the written consent of the Swingline Lender; or (M) (i) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation or (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, in each case, without the written consent of each Lender directly and adversely affected thereby; provided, further, that the consent of the applicable Majority Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different from such amendment that affects other Facilities. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any such Defaulting Lender may not be increased or extended, the maturity of the Loans of any such Defaulting Lender may not be extended, the rate of interest on any of such Loans may not be reduced and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any such Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender.

(b)          Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)          In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses) and (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity and amortization), all terms (other than with respect to pricing, fees and optional prepayments, which terms shall be as agreed by the Borrower and the applicable Lenders) applicable to such Refinancing Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to such Refinanced Term Loans, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Term Loans shall be made; provided that no such Refinancing Term Loans shall be made, and no amendments relating thereto shall become effective, unless the Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (vii) of Section 2.25(b).

(d)          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses) and (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Borrower and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective; provided that no such Refinancing Revolving Commitments, and no amendments relating thereto, shall become effective, unless the Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (vii) of Section 2.25(b).

(e)          Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

(f)          Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

10.2          Notices; Electronic Communications.

(a)          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Scientific Games International, Inc.
c/o Scientific Games Corporation (doing business as Light & Wonder)
6601 Bermuda Road
Las Vegas, Nevada 89119
Attention: Connie James, EVP, CFO, Treasurer and Corporate Secretary
Telephone: (702) 426-7173
Email: connie@lnw.com

Attention: James Sottile, EVP and CLO of Scientific Games Corporation (doing business as Light & Wonder) Telephone: (702) 532-7010 Email: jsottile@lnw.com

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 555 11th Street Northwest Suite 1000 Washington, DC 20016 Attention: Scott Forchheimer Telecopy: (202) 637-2201 Telephone: (202) 637-3372

Agents and Swingline Lender:	If to the Administrative Agent or Swingline Lender:

JPMorgan Chase Bank, N.A. 500 Stanton Christiana Rd. NCC5 / 1st Floor Newark, DE 19713 Attention: Loan & Agency Services Group Tel: (302) 634-1005 Email: mark.postupack@chase.com

Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:
Email: covenant.compliance@jpmchase.com

If to the Collateral Agent:

JPMorgan Chase & Co.
CIB DMO WLO
Mail code NY1-C413
4 CMC, Brooklyn, NY, 11245-0001
Email: ib.collateral.services@jpmchase.com

provided that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders, the Issuing Lenders and the Swingline Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to Holdings, the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Borrower identify any such information as “PUBLIC.”

(d)          Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the communications through the Platform and understands and assumes the risks of such distribution. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Lender, the Swingline Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Parties; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Lender, the Swingline Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)          Each of the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to such other Persons. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)          The Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3          No Waiver; Cumulative Remedies.

(a)          No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders, the Issuing Lenders and the Swingline Lender; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with 10.7(b) (subject to the terms of Section 10.7(a)), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4          Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5          Payment of Expenses; Indemnification.

(a)          Except with respect to Taxes (other than any Taxes that represent liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising from any non-Tax claim), the Borrower agrees (i) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per relevant jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, (ii) to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a)(i) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per relevant jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict

(b)          To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Lender, Agent, Issuing Lender, the Swingline Lender, Lead Arranger, Joint Bookrunner or their respective Affiliates, and their respective Related Parties (each, a “Lender Related Person”) for any Indemnified Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Indemnified Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.5(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)          The Borrower agrees to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, the Swingline Lender, each Lead Arranger, each Joint Bookrunner and their respective Affiliates, and their respective Related Parties (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or any actual or alleged presence, Release or threatened Release of Hazardous Materials on or from any Property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any other Environmental Liability related in any way to the Borrower or any of its Subsidiaries and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Parties as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (iii) disputes solely among Indemnitees or their Related Parties (it being understood that this clause (iii) shall not apply to the indemnification of an Agent or Lead Arranger in a suit involving an Agent or Lead Arranger in its capacity as such that does not involve an act or omission by any Parent Company, Holdings, Borrower or any of its Subsidiaries as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto)); provided that no Borrower shall be liable for any settlement effected without such Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). For purposes hereof, a “Related Party” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to each Agent’s Related Parties shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6          Successors and Assigns; Participations and Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(e), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)          (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that it shall be deemed reasonable for the Borrower to withhold such consent in respect of a prospective Lender if the Borrower reasonably believes such prospective Lender would constitute a Disqualified Institution) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required for an assignment of (x) Term Loans to a Lender, an Affiliate of a Lender, or an Approved Fund (other than a Defaulting Lender), (y) Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender, or an Approved Fund of a Revolving Lender (other than a Defaulting Lender) or (z) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person and provided further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B)          the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          in the case of an assignment under the Revolving Facility, each Issuing Lender and the Swingline Lender.

(ii)          Subject to Sections 2.24 and 2.26(e), assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than (x) $5,000,000, in the case of the Revolving Facilities or (y) $1,000,000, in the case of the Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 to be paid by either the applicable assignor or assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms required to be delivered pursuant to Section 2.20(e).

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender or (III) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14 with respect to facts and circumstances occurring prior to the effect date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be governed by clauses (vi) and (vii) below.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and, with respect to their own interests, the Issuing Lenders, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption, executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(e)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms required to be delivered pursuant to Section 2.20(e), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 (unless waived by the Administrative Agent) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (ii) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Persons (other than a Disqualified Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(vii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (C) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to the Bankruptcy Code or any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(c)          (i)  Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6 (it being understood that the documentation required under Section 2.20(e) shall be delivered solely to the participating Lender). Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(ii)          A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater amount results from a change in Requirement of Law that occurs after the Participant acquires the applicable participation, or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(iii)          Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(f)          The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(g)          [Reserved].

(h)          Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to Holdings or any of its Subsidiaries, but only if:

(i)          (A) such assignment is made pursuant to a Dutch Auction open to all Term Lenders on a pro rata basis or (B) such assignment is made as an Open Market Purchase;

(ii)              no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)             [reserved];

(iv)             any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its Subsidiaries; and

(v)              Holdings and its Subsidiaries do not use the proceeds of the Revolving Facilities (whether or not the Revolving Facilities have been increased pursuant to Section 2.25 or refinanced pursuant to Section 10.1) to acquire such Term Loans.

(i)            Except as provided in Section 10.6(h), none of Holdings or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).

(j)            [Reserved].

(k)           Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(e) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(l)            Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. None of the Lead Arrangers, the Joint Bookrunners or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

10.7         Adjustments; Set-off.

(a)           Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender and each of its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12       Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)           consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13      Acknowledgments. The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;

(d)           no advisory or agency relationship between it and any Agent or Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby,

(e)           the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, have an arm’s-length business relationship,

(f)            the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)           each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower by virtue of any advisory or agency relationship, and

(h)           none of the Agents or the Lenders (in their capacities as such) has advised the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the U.S. Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders (in their capacities as such) shall have any responsibility or liability to the Borrower with respect thereto and the Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.

To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14       Confidentiality. Each of the Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees and Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the applicable Agent or Lender responsible for the breach of this Section 10.14 by such Representatives as if they were party hereto), (2) to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14, (3) to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and are instructed to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided, that in the case of the foregoing clauses (4) and (5) (other than in connection with any routine audit or examination conducted by bank accountants or regulatory or self-regulatory authority exercising routine examination or regulatory or self-regulatory authority), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable Law, to notify the Borrower prior to such disclosure and cooperate with the Borrower in obtaining an appropriate protective order, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau, (13) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 10.14 or becomes available to an Agent or Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or their respective Related Parties (so long as such source is not known to such Agent or Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party) or (14) solely with respect to prospective Assignees and/or Participants, the list of Disqualified Institutions. Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

10.15       Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the reasonable request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or any Loan Party becoming an Excluded Subsidiary pursuant to a transaction permitted by the Loan Documents, the Collateral Agent shall (without recourse or warranty and notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Cash Management Obligations) execute and deliver all releases reasonably necessary or desirable to evidence the release of Liens created in any Collateral being Disposed of in such Disposition (including any assets of any Loan Party that becomes an Excluded Subsidiary) or of such Excluded Subsidiary, as applicable, and to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Excluded Subsidiary, as applicable, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Subsidiary, as applicable; provided that no Subsidiary Guarantor shall be released from its Guarantee Obligations solely because it is no longer a wholly-owned Restricted Subsidiary unless it is sold or otherwise transferred to an unaffiliated third party as part of a bona fide transaction permitted by the Loan Documents. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of Holdings or any of its Restricted Subsidiaries) or of a Loan Party which becomes an Excluded Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of.

(b)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped or otherwise supported in a manner reasonably satisfactory to the Issuing Lender thereof (the “Termination Date”), upon the request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Obligations or contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted to be senior by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted to be senior under Section 7.3.

10.16       Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, covenants, standards or terms in this Agreement, then following notice either from the Borrower to the Administrative Agent or from the Administrative Agent to the Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition and covenant capacities shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Borrower and the Administrative Agent, it being understood that the posting of an amendment referred to in the preceding sentence electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “GAAP.”

10.17       WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT or the transactions contemplated hereby or thereby AND FOR ANY COUNTERCLAIM THEREIN.

10.18       USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19       Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin and Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased Applicable Margin or Applicable Commitment Fee Rate for such Test Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

10.21       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender, or the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender, Swingline Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, each Issuing Lender and the Swingline Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders, the Issuing Lenders and the Swingline Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22       Electronic Execution. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Indemnified Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.23       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.24       Flood Matters. Each of the parties hereto acknowledges and agrees that, any increase, extension, or renewal of any of the Loans or Commitments shall be subject to (and conditioned upon) the prior delivery of “life-of-loan” Federal Emergency Management Agency standard flood hazard determinations with respect to each Mortgaged Property, and, to the extent any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of flood insurance as required by Section 6.5 hereof.

10.25       Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b)           In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.26       Judgment Currency10.27      . If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and the other Loan Parties in respect of any such sum due from it to the Administrative Agent, any Lender or any Issuing Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Lender or such Issuing Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Lender or any Issuing Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Lender or Issuing Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Lender or any Issuing Lender in such currency, the Administrative Agent, such Lender or such Issuing Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Requirement of Law).

10.27       Gaming Laws.

(a)           This Agreement and the other Loan Documents are subject to Gaming Laws.  Without limiting the foregoing, the Agents and Lenders acknowledge that (i) they are or may be subject to the jurisdiction of the Gaming Authorities, in their discretion, for licensing, qualification or findings of suitability, to file documents or provide information and (ii) certain rights, remedies and powers in or under this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate applicable Gaming Laws and only to the extent that any required Gaming Approvals (including prior approvals) are obtained.  Further, the pledge of Capital Stock issued by any Restricted Subsidiary that is subject to the jurisdiction of certain Gaming Authorities may require the approval of such Gaming Authorities in order to be effective.  To the extent such approvals are required from any applicable Gaming Authorities, no certificates evidencing such Capital Stock may be delivered to the Collateral Agent or any custodial agent thereof until such approval has been obtained.

(b)           The Agents and Lenders agree to cooperate with the Gaming Authorities in connection with the provision of such documents and other information as may be requested by such Gaming Authorities relating to the Loans or the Loan Documents. The Borrower shall bear all costs and expenses of any such Lenders and Agents incurred in connection with such parties’ cooperation with any requests of such Gaming Authorities including, without limitation, any costs and expenses incurred by any Lenders and Agents  incurred in connection with such cooperation.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Lenders acknowledge and agree that if any Loan Party receives a notice from any Gaming Authority that any Lender is a Disqualified Institution under subsection (ii) of the definition of “Disqualified Institution” and such Lender is notified by Holdings or the Borrower in writing of such disqualification), the Borrower shall have the right to (i) cause such Disqualified Institution to transfer and assign, without recourse, all of its interest, rights and obligations in its outstanding Loans or (ii) in the event that (A) the Borrower is unable to effect an assignment of such Loans after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such Disqualified Institution’s Loans.  Notice to such Disqualified Institution shall be given at least 10 days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws.  Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that shall be equal to the sum of the principal amount of such Loan and accrued and unpaid interest thereon to the date such Lender became a Disqualified Institution (plus any fees and other amounts accrued for the account of such Disqualified Institution to the date such Lender became a Disqualified Institution).

(d)           If during the existence of an Event of Default it shall become necessary for an agent, supervisor, receiver or other representative of the Lenders to obtain any authorization, become licensed or qualified, or be found suitable under any Gaming Laws or otherwise obtain any Gaming Approval as a condition to receiving the benefit of any Loan Documents or the Collateral secured thereby to otherwise enforce the rights of the Agents and the Lenders thereunder, each of Holdings and the Borrower (on its own behalf and on behalf of each of the Loan Parties) hereby agrees to cooperate with such agent, supervisor, receiver or other representative of the Lenders and to execute (or cause any applicable Loan Party to execute) such documents as may be required and otherwise use reasonable best efforts in order to permit the Gaming Authorities to consider and rule upon the application of such agent, supervisor, receiver or other representative of the Lenders.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SCIENTIFIC GAMES INTERNATIONAL, INC., as Borrower

By:	/s/ James Sottile
Name: James Sottile
Title: Secretary

SCIENTIFIC GAMES CORPORATION, as Holdings

By:	/s/ James Sottile
Name: James Sottile
Title: Executive Vice President and Chief Legal Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Jeffrey Miller
Name: Jeffrey Miller
Title: Executive Director

JPMORGAN CHASE BANK, N.A., as an Issuing Lender, Swingline Lender and a Lender

By:	/s/ Jeffrey Miller
Name: Jeffrey Miller
Title: Executive Director

BANK OF AMERICA, N.A., as a Lender and an Issuing Lender

By:	/s/ Marie F. Harrison
Name: Marie F. Harrison
Title: Director

BNP Paribas, as a Lender and an Issuing Lender

By:	/s/ James Goodall
	Name:	James Goodall
	Title:	Managing Director

By:	/s/ Kyle Fitzpatrick
	Name:	Kyle Fitzpatrick
	Title:	Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and an Issuing Lender

By:	/s/ Jessica Lutrario
	Name:	Jessica Lutrario
	Title:	Associate
jessica.lutrario@db.com
212-250-8235

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Vice President
philip.tancorra@db.com
212-250-6576

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Lender

By:	/s/ Brook K. Miller
	Name:	Brook K. Miller
	Title:	Executive Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender and an Issuing Lender

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as a Lender and an Issuing Lender

By:	/s/ John Sidarous
	Name:	John Sidarous
	Title:	Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Lender

By:	/s/ John Sidarous
	Name:	John Sidarous
	Title:	Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Lender

By:	/s/ Charles Johnston
Name: Charles Johnston
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Morgan Stanley Senior Funding, Inc., as a Lender and an Issuing Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender and an Issuing Lender

By:	/s/ Nicholas Heslip
Name: Nicholas Heslip
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Truist Bank, as a Lender and an Issuing Lender

By:	/s/ J. Haynes Gentry III
Name: J. Haynes Gentry III
Title: Managing Director

[Signature Page to Credit Agreement]

MACQUARIE CAPITAL FUNDING LLC, as a Lender and an Issuing Lender

By:	/s/ Stephen Mehos
Name: Stephen Mehos
Title: Authorized Signatory

By:	/s/ Chris Dorsett
Name: Chris Dorsett
Title: Authorized Signatory

[Signature Page to Credit Agreement]